Exhibit 10.20

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

MASTER SUBSCRIPTION AGREEMENT

This Master Subscription Agreement (“Agreement”) is entered into and effective as of June 2nd 2008 (the “Effective Date”) by and between Demandware, Inc. having its principal place of business at 10 Presidential Way, Woburn, MA 01801, U.S.A. (“Demandware” or “DW”) and neckermann.de GmbH, having its principal place of business at Hanauer Landstrasse 360, D-60386 Frankfurt am Main, Germany (“Customer” or “neckermann.de”).

TABLE OF CONTENTS

RECITALS		4
1.	DEFINITIONS	4

PART I- CLIENT SERVICES		6
2.	CLIENT SERVICES	6
3.	PROJECT ORGANISATION	7
4.	ACCEPTANCE OF PROJECT DELIVERABLES	8
5.	WARRANTIES AND REMEDIES	10
6.	FEE FOR STATEMENT OF WORK	11

PART II- ECOMMERCE PLATFORM AND OPERATING SERVICES		11
7.	PLATFORM SERVICES	11
8.	OPERATING SERVICES	12
9.	SOLUTION SUPPORT	13
10.	OTHER DEMANDWARE RESPONSIBILITIES	13
11.	NECKERMANN.DE RESPONSIBILITIES	14
12.	SERVICE LEVELS AND CREDITS	15
13.	WARRANTIES AND REMEDIES	16
14.	FEES	17

PART III- GENERAL TERMS		17
15.	INVOICING AND PAYMENT TERMS	17
16.	PROPRIETARY RIGHTS	19
17.	THIRD PARTY IP RIGHTS - MUTUAL INDEMNIFICATION	22
18.	LIMITATION OF LIABILITY	23
19.	INSURANCE	24
20.	CONFIDENTIALITY	25
21.	DATA PROTECTION	26
22.	SUBCONTRACTORS	28
23.	THIRD-PARTY PROVIDERS	28
24.	TERM AND TERMINATION	29
25.	TERMINATION SUPPORT	30
26.	GOVERNANCE	32
27.	CONTRACT CHANGE MANAGEMENT	32
28.	DISPUTE RESOLUTION	33
29.	NOTICES	33
30.	FINAL PROVISIONS	34

LIST OF EXHIBITS

Exhibit A - Demandware eCommerce Platform - Specifications and Features (as may be updated from time to time in accordance with Section 7.4)

Exhibit B - Customer Support and Training

Exhibit C - Intentionally omitted

Exhibit D - Operating Services

Exhibit E - Service Levels

Exhibit F - Data Protection Measures

Exhibit G - Demandware Security

Exhibit H - Subscription Fees

Exhibit I - Demandware German Holidays

RECITALS

Demandware is professional service provider offering a fully customizable, on-demand enterprise eCommerce platform. The Demandware platform includes merchandising tools, site control by the customer, and regular updates and upgrades delivered by Demandware.

neckermann.de and its Affiliates operate leading mail order and eCommerce business in Europe and wishes to license and use the Demandware platform for its neckermann.de German Web Site and its and its Affiliates international Web Sites, neckermann.de also wishes to be provided with certain operating and hosting services in respect of the Demandware platform.

neckermann.de wishes to engage Demandware for the migration of the neckermann.de eCommerce storefront to the Demandware platform, integration of Demandware with the various back-end systems, incorporation of any mutually agreed customizations and synchronization of related business processes. The Parties, therefore, intend to enter into a Statement of Work for the implementation project under this Agreement.

The Parties also intend to enter various Statements of Work from time to time for the delivery of professional services and other deliverables in connection with the Demandware platform to be mutually agreed by the parties from time to time.

This Agreement shall further serve as a legal framework for future solution support services and project work as may be agreed between the parties from time to time.

1.	DEFINITIONS

1.1	“Affiliate” means any entity that controls, is controlled by, or is under common control of either party to this agreement. The term “control” shall mean the power or authority to direct influence over the operations of an entity, as indicated by the holding of a majority share of the voting stock of such entity.

1.2	“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

1.3	“Business Day” means every day from Monday to Friday except public holidays in Frankfurt am Main or Jena.

1.4	“Change” means any change to the infrastructure used by Demandware, which has or may have an effect on the Services or on the infrastructure of neckermann.de, its Affiliates, contractors, business partners or customers.

1.5	“Contract Year” means the one (1) year period commencing on the Effective Date or any anniversary thereof.

1.6	“Customer Data” means all data or information submitted by neckermann.de or its Affiliates or on their behalf to the Service.

1.7	“Customer Storefront” means the look and feel of the Customer Web Sites developed or licensed by neckermann.de, its Affiliates or by third parties on their behalf in connection with the Service in accordance with the terms and conditions of this Agreement including any materials such as data, pictures, fonts, text, computer programs and designs furnished by or on behalf of neckermann.de and its Affiliates, provided that the Customer Storefront shall exclude all rights of Demandware or Demandware’ suppliers in the underlying code, tools or other materials necessary to effect the look and feel of the Customer Web Site and provided by Demandware or by third parties on behalf of Demandware, whether modified by neckermann.de, its Affiliates or any third parties on their behalf, or included in any derivative work.

1.8	“Customer Web Sites” means Customer’s e-commerce Web sites made available, through use of the Service in accordance with the terms and conditions of this Agreement, to customers of neckermann.de and its Affiliates and “Customer Web Site” means of any of them.

1.9	“Demandware IP Rights” means any patent, copyright, trade secret, trademark or other intellectual property right embodied in or related to the Demandware Technology, as modified or improved from time to time.

1.10	“Demandware Marks” means the Demandware name and logo, the demandware.com name and logo, the demandware.com domain name, and any other product and service names lawfully used by Demandware in connection with the Service.

1.11	“Demandware Studio” means the Demandware studio software, in object code format only, delivered by Demandware to neckermann.de and its Affiliates under the terms and conditions herein, as updated or upgraded from time to time.

1.12	“Demandware Technology” means the technology (including, without limitation, [**] (including, without limitation, [**] used or provided by Demandware in connection with the Service, as modified or improved from time to time.

1.13	“eCommerce Platform” means the online, electronic commerce platform as specified in Exhibit A (Demandware Solution - Specification and Features) to be made available pursuant to the terms and conditions of this Agreement by Demandware to neckermann.de during the term of this Agreement.

1.14	“Incident” means any event which is not part of the standard operation of the Service and which causes or may reasonably be expected to cause, an interruption to, or a reduction in the quality of, the Service.

1.15	“Problem” means the unknown root cause of one or more incidents.

1.17	“Client Services” means the services and deliverables to be provided under a Statement of Work.

1.16	“Service Credits” is defined in Exhibit E.

1.17	“Service Level” is defined in Exhibit E.

1.18	“Service” means the online, electronic commerce service provided by Demandware to neckermann.de and its Affiliates under this Agreement utilizing the eCommerce Platform and related operating and hosting services as described in Exhibit D of this Agreement, as amended by mutual written agreement of the parties upon completion of the Detailed Discovery phase SOW.

1.19	“Statement of Work” or “SOW” means a statement of work mutually agreed by the parties from time to time specifying the Client Services to be provided by Demandware from time. All Statements of Work shall be included in this Agreement by reference and the term “Agreement” shall be construed to include all Statements of Work concluded by the parties under this Agreement. The provisions of this Agreement shall prevail over any conflicting or deviating provisions in a Statement of Work, unless such deviation is made by express reference to the provision of this Agreement from which the provision in the Statement of Work deviates.

1.20	“Third-Party Providers” means those certain third-party providers, some of which may be listed on pages within Demandware’ website, that offer products and services related to the Service, including implementation, customization and other consulting services related to neckermann.de’s use of the Service and applications (both offline and online) that work in conjunction with the Service, such as by exchanging data with the Service or by offering additional functionality within the user interface of the Service through use of the Service’s application programming interface. For the avoidance of doubt, third parties engaged by Demandware as Subcontractors or otherwise for the performance of its obligations under this Agreement shall not be considered “Third-Party Providers”.

1.21	“Users” means neckermann.de’s and its Affiliates’ employees, consultants, contractors or agents who are authorized to use the Service and have been supplied a user identification and password by neckermann.de (or by Demandware at neckermann.de’s request).

1.22	“Work-around” means a method of avoiding an Incident or Problem, either from a temporary fix or from a technique that means that neckermann.de and its Affiliates are not reliant on a particular aspect of the Service that is known to have a problem.

PART I- CLIENT SERVICES

2.	CLIENT SERVICES

2.1	Demandware Responsibilities

2.1.1	Demandware shall provide the services and work described in a Statement of Work to neckermann.de. Demandware shall in particular provide the deliverables specified in each Statement of Work to neckermann.de at the times specified in such Statement of Work (each, a “Project Deliverable”). All Project Deliverables and other services or work involving neckermann.de shall be made available via electronic access or otherwise as specified in the Statement of Work.

2.1.2	For each Statement of Work, Demandware shall develop, maintain and regularly update a detailed project plan in accordance with the time schedule set forth in the applicable Statement of Work. Any deviation from the time schedule set forth in a Statement of Work, other than those due entirely to Demandware, shall require the approval by both parties and be effected through the contract change management process set out in Section 28.

2.1.3	In the event Demandware realises that it will not meet an agreed date set forth in a Statement of Work, Demandware shall without undue delay inform neckermann.de thereof, specifying the reasons, to the extent known by Demandware, for and the expected duration of the delay. Any statutory or contractual rights or remedies of neckermann.de due to Demandware’s delay shall not be prejudiced by any such notification.

2.2	neckermann.de Responsibilities

2.2.1	neckermann.de shall provide the assistance to Demandware as specified in each Statement of Work and pay the fees specified in a Statement of Work pursuant to the terms and conditions set forth herein and in the Statement of Work.

2.2.2	Where a Statement of Work clearly and comprehensively specifies the scope, date and time of any assistance to be provided by neckermann.de, Demandware shall notify neckermann.de without undue delay upon becoming aware of neckermann.de’s actual or likely failure to provide the assistance as and when due, provided that Demandware’s failure to provide such notice shall not relieve neckermann.de of its obligations to provide such assistance or cause Demandware to incur any additional liability hereunder.

2.2.3	Where a Statement of Work does not clearly and comprehensively specify the scope, date and time of any assistance to be provided by neckermann.de or where the situation does not reasonably call for assistance by neckermann.de, neckermann.de shall only be required to provide the respective assistance upon Demandware’s request. Demandware shall make such request reasonably in advance to neckermann.de’s Project Manager or to such person(s) nominated by neckermann.de’s Project Manager and describe the assistance required in reasonable detail.

2.2.4	Where neckermann.de fails to provide any assistance specified in a Statement of Work, any time periods for the provision of the work or service by Demandware for which the respective assistance is required shall be extended on a day-to-day basis, provided that Demandware has complied with its obligations under Sections 2.2.2 and 2.2.3 and cannot compensate any such failure of neckermann.de with reasonable efforts.

3.	PROJECT ORGANISATION

3.1	Project Managers

3.1.1	For each Statement of Work, each party shall appoint a project manager (“Project Manager”) as a contact person for the other party, who shall be responsible for the day-to-day project management on behalf of the appointing party

3.1.2	Subject to the other provisions of this Section 3, each party may replace its Project Manager by notice to the other party. Both parties will use commercially reasonable efforts to retain key personnel assigned to a Statement of Work until the completion of the respective Client Services and to keep changes to key personnel until completion to a minimum.

3.1.3	The Project Managers shall meet as specified in the applicable Statement of Work . Demandware’s Project Manager shall regularly report on the status of the respective project. Such status may be provided physically or by phone, as agreed between the Project Managers from time to time.

3.2	Project Steering Committee

3.2.1	If agreed in a Statement of Work, the parties will further establish a project steering committee (“Project Steering Committee”) comprising one member for each party, which shall oversee the general progress of the Statement of Work and serve as second level of escalation of any disputes arising in connection with the Statement of Work. When required under a Statement of Work, each party shall appoint its member of the Project Steering Committee without undue delay after the commencement of the Statement of Work.

3.2.2	The Project Steering Committee shall meet as specified in the Statement of Work. If the Statement of Work does not contain any specific provisions, meetings shall be held by phone, unless the parties mutually agree to hold a physical meeting in Frankfurt am Main, Germany.

4.	ACCEPTANCE OF PROJECT DELIVERABLES

4.1	The parties shall comply with the acceptance procedure set forth in this Section 4 in respect of each Project Deliverable. The acceptance procedure set forth in this Section 4 shall apply accordingly to any partial acceptance required under a Statement of Work.

4.2	Provision for Acceptance

Demandware shall provide the respective Project Deliverable, including any documentation and test data specified in such Statement of Work or reasonably required by neckermann.de to conduct acceptance testing, to neckermann.de for acceptance testing and shall notify neckermann.de about its readiness for acceptance pursuant to the Statement of Work.

4.3	Acceptance Test

4.3.1

neckermann.de shall conduct acceptance testing within a period of [**] Business Days or such other period specified in the Statement of Work for the relevant Project Deliverable (“Acceptance Period”). The Acceptance Period shall not commence before the Project Deliverable and all documentation and test data specified in the Statement of Work or reasonably required by neckermann.de to conduct acceptance testing have been provided to neckermann.de. Demandware shall, upon neckermann.de’s reasonable request, assist in the acceptance testing, in particular by providing information and competent personnel. In the acceptance tests neckermann.de shall examine whether the Project Deliverable is free of Defects (Mängel). For the purposes of this PART I of this Agreement, A “Defect” exists if the Project Deliverable

•	does not comply with the requirements of the respective specification set forth in the Statement of Work or with this Agreement, or

•	has not been created in a professional and workmanlike manner.

4.3.2	Within the Acceptance Period, neckermann.de shall notify Demandware in writing of (i) its acceptance of the Project Deliverable if the relevant Project Deliverable is free of Defects or (ii) of its refusal of acceptance, neckermann.de shall not be entitled to refuse acceptance due to negligible Defects, which shall only be the case if the defect does not prevent or restrict any function of the Project Deliverable and the Project Deliverable can be used for its respective purpose in accordance with the SoW. Any negligible Defects detected during acceptance are to be remedied without undue delay by Demandware according to the provisions of Section 5.2. neckermann shall document these negligible Defects in a list attached to the declaration of acceptance (“Punch List”).

4.3.3	No Project Deliverable shall be regarded as accepted or as fulfilment of Demandware’s obligations under this Agreement unless and until it has been expressly accepted in writing by neckermann.de. Declaration of acceptance shall not prejudice neckermann.de with regard to and shall not be regarded as a waiver of any rights or remedies of neckermann.de in respect of any Defects of the Project Deliverables , whether known to neckermann.de at the time of acceptance or not. Notwithstanding anything to the contrary herein, any production use of a Project Deliverable in connection with a Customer Web Site shall constitute acceptance of such Project Deliverable for purposes of this Agreement; any use in connection with acceptance test will not constitute production use.

4.4	Defects

4.4.1	If acceptance is refused, neckermann.de shall provide a reasonably detailed description of the known Defects to Demandware and Demandware shall remedy any Defect free of charge within a reasonable deadline to be set by neckermann.de. By the end of such deadline, Demandware shall signal readiness for acceptance. The acceptance procedure as described in Sections 4.1 to 4.3.3 above shall then be repeated. If acceptance is refused again, Demandware shall have a second attempt in line with this Section 4.4.1 to remedy existing Defects.

4.4.2	Should the third or any subsequent attempt by Demandware to obtain acceptance be unsuccessful, neckermann.de shall, at its sole discretion, be entitled to:

(a)	reduce the fee under the relevant Statement of Work appropriately to reflect the difference of the commercial value of the defective work result in comparison to a flawless Project Deliverable, but by no more than [**]% of the total fees payable under the relevant Statement of Work, or

(b)	provided that the respective Defect is not negligible (unwesentlich), rescind the respective Statement of Work with the consequence that Demandware shall return to neckermann.de all payments and remuneration received under the respective Statement of Work in exchange for neckermann.de returning the respective Project Deliverables and any other deliverables received under this Statement of Work;

(c)	decide to conduct another acceptance attempt in accordance with Section 4.4.1 above in which case this Section 4.4.2 shall continue to apply to all further attempts.

The rights and remedies stated in Sections 4 and 5 shall be neckermann.de’s sole and exclusive rights remedies, and Demandware’s sole and exclusive obligation, in the event of a Defects of Project Deliverables, unless such Defects of Project Deliverables have been caused by wilful misconduct (Vorsatz).

5.	WARRANTIES AND REMEDIES

5.1	Warranty Period

“Warranty Period” means [**] days from acceptance for Severity 1 Defects (as defined in Exhibit B), [**] days from acceptance for Severity 2 Defects (as defined in Exhibit B) and [**] days from acceptance for Severity 3 and 4 Defects (as defined in Exhibit B) or any other period agreed in a Statement of Work.

The rights and remedies pursuant to this Section 5 shall only apply for Defects notified to Demandware within the Warranty Period (Ausschlussfrist). The rights and remedies shall become time-barred (verjähren) within a period of [**] months after acceptance.

5.2	Defects and Remedies

5.2.1	neckermann.de will report any detected Defects in the Project Deliverables to Demandware and will enclose with the report any information about such defect that is readily available. For the purposes of this Section 5, a Defect will also be deemed to exist if any third party rights, other than patent rights, in the Project Deliverables (excluding, for the avoidance of doubt, any specifications and other materials provided by neckermann.de) diminish neckermann.de’s title in, or right to use, the Project Deliverables in accordance with this Agreement.

5.2.2

Demandware will without undue delay remedy any Defects reported by neckermann.de during the Warranty Period free of charge. If Defects are not remedied or a Work-around is not provided, within the agreed time frame or, if no specific time frame has been agreed, within a reasonable time period to be set by neckermann.de, neckermann.de may, notwithstanding other rights, give notice to Demandware setting a reasonable final deadline for the Defect being remedied. After this final deadline has passed without Demandware successfully remedying the Defect or providing a Work-around, the correction of the Defect shall be deemed to have failed. When determining a reasonable and appropriate time frame under this Section, neckermann.de shall take into consideration the availability of a Work-around.

5.2.3	As a consequence of Demandware’s failure to remedy one or more Defects, neckermann.de shall be entitled to

(a)	reduce the fee under the relevant Statement of Work appropriately to reflect the difference of the commercial value of the defective work result in comparison to a flawless Project Deliverable, but by no more than [**]% of the total fees payable under the relevant Statement of Work, or

(b)	provided that the respective Defect is not negligible (unwesentlich), rescind the respective Statement of Work with the consequence that Demandware shall return to neckermann.de all payments and remuneration received under the respective Statement of Work in exchange for neckermann.de returning the respective Project Deliverables and any other deliverables received under this Statement of Work;

(c)	request Demandware to remedy the Defect in accordance with Section 5.3.2 above in which case this Section 5.3.3 shall continue to apply to all further attempts.

5.2.4	The rights and remedies stated in Sections 4 and 5 shall be neckermann.de’s sole and exclusive rights remedies, and Demandware’s sole and exclusive obligation, in the event of Defects of Project Deliverables, unless such Defects of Project Deliverables have been caused by wilful misconduct (Vorsatz).

6.	FEE FOR STATEMENT OF WORK

In consideration of Demandware’s performance of Client Services under a Statement of Work, neckermann.de shall pay the fees set forth in such Statement of Work (“Client Service Fee”) to Demandware.

PART II - ECOMMERCE PLATFORM AND OPERATING SERVICES

7.	PLATFORM SERVICES

7.1	Provision of the eCommerce Platform

During the term of this Agreement, Demandware shall make available to neckermann.de and its Affiliates the Service as specified in Exhibit A for making available the Customer Web Sites and in compliance with the Service Levels.

7.2	Maintenance Services

During the term of this Agreement, Demandware will maintain and enhance the eCommerce Platform so that the eCommerce Platform will at all times comply with the Specifications set forth in Exhibit A.

7.3	Development Roadmap / Customer Advisory Board

Demandware has a customer advisory board and, during the term of this Agreement, neckermann.de shall be entitled to participate in such board. The purpose of such customer advisory board is to provide Demandware customers including neckermann.de updates on product developments plans and to gather feedback and suggestions from customers. The advisory board will meet regularly.

7.4	Updates, Upgrades and Enhancements

Demandware shall from time to time provide neckermann.de with updates, upgrades and enhancements to the eCommerce Platform (each, a “Demandware Update”). Each Demandware Update (other than a Deprecating Update (as defined below)) shall be “backward compatible” as follows: all functions and/or application programming interfaces (API’s) available to neckermann.de prior to implementation of such Demandware Update shall continue to function after implementation of such Demandware Update as long as neckermann.de uses the eCommerce Platform in accordance with the applicable Documentation provided by Demandware. Demandware shall provide Customer with [**] months notice prior to the release of a Deprecating Update.

From time time, Demandware may provide updates or upgrades that deprecate (remove) certain functions or API’s from the eCommerce Platform (each, a “Deprecating Update”). In connection with each Deprecating Update, Demandware shall provide neckermann.de with appropriate replacement functions and/or API’s. In any case, within [**] months from installation of the Deprecating Update, neckermann.de shall remove all references to such removed functions and/or API’s and replace them with Demandware’s prescribed solution.

7.4.1	During the term of this Agreement, Demandware may modify the eCommerce Platform from time to time, provided that the eCommerce Platform provides at all times at least the functionality and complies with the specifications described in Exhibit A (as may be amended by the parties from time to time).

7.4.2	Demandware shall use commercially reasonable efforts to make available to neckermann.de any patches, updates, upgrades or enhancements of the eCommerce Platform at least at the same time as these are made available to other customer’s of Demandware at no additional charge.

7.4.3	Demandware will keep the documentation of the eCommerce Platform up-to-date at any time. Demandware will provide neckermann.de with an updated version of Exhibit A in case any new features or functionalities are added to the eCommerce Platform. Upon neckermann.de’s approval of such updated version of Exhibit A, which shall not be unreasonably withheld or delayed, such updated version shall replace the then-current version of Exhibit A. This shall not limit Demandware’s ability to upgrade or modify the eCommerce Platform in accordance with Section 7.4.1 above.

8.	OPERATING SERVICES

8.1	Operation of the eCommerce Platform

During the term of this Agreement, Demandware will provide the operating services to neckermann.de and its Affiliates as described in Exhibit D in compliance with the Service Levels.

8.2	Service Desk

As more fully set forth in Exhibit B, Demandware will provide a central service desk (“Service Desk”) to neckermann.de as a single point of contact for authorized and designated Users (“Designated Users”) pursuant to Exhibit B. Incidents and other queries shall be reported to the Service Desk (“Call”). Where this Agreement refers to the receipt of a Call, the receipt of the Call by the Service Desk shall be relevant.

8.3	Incident Management

Demandware will be responsible for Incident resolution in accordance with Exhibit B and the Service Levels.

8.4	Problem Management

Demandware will provide problem management in accordance with Exhibit B

8.5	Security Measures

At all times during the term of this Agreement, Demandware shall provide the security measures set forth in Exhibit G.

9.	SOLUTION SUPPORT

During the term of this Agreement, neckermann.de may request through the contract change management process pursuant to Section 27 that Demandware provides additional solution support services in accordance with a respective Statement of Work.

10.	OTHER DEMANDWARE RESPONSIBILITIES

10.1	General Compliance and Responsibilities

Demandware shall provide the Services including the eCommerce Platform in compliance with (i) all applicable laws (including laws regarding privacy and protection of consumer information) in providing the Services and (ii) all applicable rules of card associations (including American Express, MasterCard and Visa). Demandware shall also obtain and maintain all computer hardware, software and communications equipment needed to operate the Service, and for paying all related charges (e.g., hosting, third party networks, ISP) incurred while providing the Service, but specifically excluding any fees or expenses incurred by neckermann.de in connection with services provided to neckermann.de by a Third Party Provider.

10.2	Customer Data

Notwithstanding neckermann.de’s general responsibility for the accuracy, quality and legality of all Customer Data, Demandware shall promptly inform neckermann.de upon becoming aware of any material inaccuracy, defect in quality or illegality of Customer Data, provided that Demandware shall have no obligation to review or otherwise analyze the Customer Data for any such inaccuracy, defect or illegality.

10.3	PCI Security

Demandware shall maintain Payment Card Industry Data Security Standard v. 1.1 or better (so as to be classified as a Level 1 Service Provider) (“PCI DSS”) compliance continuously during the term of this Agreement. A qualified security assessor (a “QSA”), which is an independent security company that validates a company’s adherence to PCI DSS requirements, will audit Demandware to ensure compliance with the PCI DSS on a recurring basis as required by PCI DSS. Demandware will provide Customer with a copy of the reports provided to Demandware by the QSA upon completion of an audit pursuant to this Section 11.3. On a recurring basis as required by PCI DSS, Demandware will scan its internal and external network addresses utilizing an ASV, as defined hereafter, and as required by PCI DSS, Demandware will promptly mitigate all urgent, critical or high vulnerabilities identified by the Approved Scan Vendor. An Approved Scan Vendor (a “ASV”) is a company that has been approved by PCI’s data security organization as an approved vendor for scanning IP network addresses. As required by PCI DSS, a ASV will perform the tests and provide to Customer a PCI Network Scan Report which shows Demandware’s addresses scanned and the scan results. In the event that vulnerability is identified, Demandware will, as required by PCI DSS, promptly remediate and have a rescan performed to validate that remediation has been successful. Upon completion of an audit by a QSA as required hereunder, the QSA will provide an audit report letter to Demandware, and Demandware will make such letter available to Customer. If there is a security breach in Demandware’s applications or environment, unless prohibited by applicable law or Demandware is directed otherwise by appropriate law enforcement officials, Demandware will promptly notify Customer, conduct an investigation, and resolve such incident as quickly as possible, but in any case, as required by PCI DSS, and in accordance with Demandware’s Incident Response Plan and the Visa Fraud Investigations and Incident Management Procedures and their successors. Demandware will promptly respond to the reasonable requests of Customer with respect to the investigation and resolution of such incident. Notwithstanding the foregoing, nothing herein shall require Demandware to disclose, or provide Customer with access to, the confidential information of other Demandware customers.

11.	NECKERMANN.DE RESPONSIBILITIES

11.1	General Compliance and Responsibilities

Neckermann.de is responsible for all activities that occur under neckermann.de’s User accounts. Neckermann.de shall: (i) have responsibility for the accuracy, quality, legality, reliability, and appropriateness of all Customer Data; (ii) use commercially reasonable efforts to prevent unauthorized control or tampering or any other unauthorized access to, or use of, the Service or the systems operated by or on behalf of neckermann.de that capture, store or transmit Customer’s Data, and notify Demandware promptly upon becoming aware of any such unauthorized use; (iii) comply with all applicable laws (including laws regarding privacy and protection of consumer information) in using the Service; (iv) comply with all applicable rules of card associations (including American Express, MasterCard and Visa); and (v) obtain and maintain all computer hardware, software and communications equipment needed to access the Service, and for paying all access charges (e.g., ISP) incurred while accessing the Service.

11.2	Security Measures

To the extent deemed necessary by neckermann.de, Customer shall implement security procedures necessary to limit access to the configuration or other “back-end” functionality of the Service to neckermann.de’s Users. Neckermann.de shall notify Demandware promptly if there is a security breach or unauthorized use of the Services.

11.3	Use of the Services

neckermann.de and its Affiliates shall use the Services solely for their business purposes as contemplated by this Agreement and shall, unless otherwise provided in this Agreement, not: (i) license, sublicense, sell, resell, rent, lease, transfer, assign, distribute, time share or otherwise commercially exploit or make the Service available to any third party, other than as permitted or intended by this Agreement; (ii) send spam or otherwise duplicative or unsolicited messages in violation of applicable laws; (iii) send or store infringing, obscene, threatening, libelous, or otherwise unlawful, unsafe, malicious, abusive or tortious material, including material harmful to children or violative of third party privacy rights; (iv) send or store material containing software viruses, worms, Trojan horses or other harmful computer code, files, scripts, agents or programs; (v) interfere with or disrupt the integrity or performance of the Service or the data contained therein; or (vi) attempt to gain unauthorized access to the Service or its related systems or networks.

12.	SERVICE LEVELS AND CREDITS

12.1	Demandware’s Obligations

Demandware shall provide the eCommerce Platform and the other Services in compliance with the Service Levels set forth in Exhibit E and the Statements of Work. The Service Levels define the quality or time to perform the respective Services and are an integral part of the contractual obligations of Demandware.

12.2	Service Credits and Reporting

12.2.1

In case of a failure to achieve or exceed the Service Levels (“Service Level Breach”), neckermann.de shall be entitled to Service Credits as defined in Exhibit E and the Statements of Work. Such remedies set forth in Exhibit E and the termination right pursuant to Section 24.3.1(d) shall be neckermann.de’s sole and exclusive remedy, and

Demandware’s sole and exclusive obligation, in connection with a Service Level Breach, unless such Service Level Breach has been caused by wilful misconduct (Vorsatz).

12.2.2	Demandware shall make available a monthly service level report to neckermann.de in the format specified in Exhibit E, including a detailed calculation of the Service Credits applicable for the respective month (“Service Level Report”). The report will be made available within [**] Business Days after the end of the respective calendar month.

12.2.3	Upon acceptance of the Service Level Report by neckermann.de, Demandware shall credit the Service Credits on the basis of the Service Level Report in the respective next invoice to neckermann.de. The Service Level Report shall be deemed accepted by neckermann.de, if neckermann.de has not raised any objections against the Service Level Report within [**] Business Days after the Service Level Report has been provided to neckermann.de. Any disputes about the Service Level Reports shall be resolved in accordance with Section 28.

12.2.4	Any Service Credits remaining after the termination of this Agreement and payment of all outstanding fees hereunder shall be paid by Demandware to neckermann.de.

13.	WARRANTIES AND REMEDIES

13.1	Warranties

Demandware hereby warrants that during the term of this Agreement

(a)	the Service will comply with the requirements of the respective specification set forth in Exhibit A and with this Agreement, and

(i)	be fit for the purpose of operating a B2C eCommerce web site and that

(b)	the Service as contemplated hereunder will not infringe any patent, copyright, trade secret rights or other right of a third party in the USA and any member states of the European Union.

For the purposes of this PART II of this Agreement, “Defect” means any non-compliance of the Service with the warranties stated above in this Section 13.

13.2	Remedies

13.2.1	neckermann.de will report any detected Defect of the Service to conform to Exhibit A to the Service Desk and will enclose with the report any information about the Defect that is readily available.

13.2.2

During the term of this Agreement, Demandware will without undue delay remedy any Defects reported by neckermann.de free of charge in accordance with Exhibit B. If Defects are not remedied within the agreed time frame or a Work-around is not provided, or, if no specific time frame has been agreed, within a reasonable time period to be set by neckermann.de, neckermann.de may, notwithstanding other rights, give notice to

Demandware setting a reasonable final deadline for the Defect being remedied. After this final deadline has passed without Demandware successfully remedying the Defect or providing a Work-around, the correction of the Defect shall be deemed to have failed. When determining a reasonable and appropriate time frame under this Section, neckermann.de shall take into consideration the availability of a Work-around.

13.2.3	As a consequence of Demandware’s failure to remedy one or more Defects, neckermann.de shall, during the term of this Agreement, be entitled to

(a)	reduce the Subscription Fee appropriately to reflect the difference of the commercial value of the defective Service in comparison to a flawless Service, but by no more than [**]% of the Subscription Fee payable from notice of reduction until the Defect has been remedied, or

(b)	provided that the respective Defect is a material Defect, terminate this Agreement for cause (Kundigung aus wichtigem Grund) in accordance with Section 24.3., or

(c)	request Demandware to remedy the Defect in accordance with Section 13.2.2 above in which case this Section 13.2.3 shall continue to apply to all further attempts.

13.2.4	The rights and remedies set forth in Exhibit B and this Section 13 shall be neckermann.de’s sole and exclusive rights and remedies, and Demandware’s sole and exclusive obligation, in connection with Defects, unless such Defects of Project Deliverables have been caused by wilful misconduct (Vorsatz).

14.	FEES

14.1	Subscription Fee

In consideration of the Services pursuant to PART II of this Agreement and during the Initial Term of this Agreement, in particular the platform services pursuant to Section 7 and the operating services pursuant to Section 8, neckermann.de shall pay the subscription fees to Demandware set forth in Exhibit H (“Subscription Fee”) pursuant to the terms and conditions set forth in such Exhibit.

14.2	Solution Support Fees

In consideration of solution support services pursuant to Section 0 above, Demandware shall be entitled to solution support fees specified in the respective Statement of Work. Unless otherwise agreed between the parties, Solution Support Fees shall be payable monthly in arrears.

PART III - GENERAL TERMS

15.	INVOICING AND PAYMENT TERMS

15.1	Fees

neckermann.de shall pay all fees expressly specified in this Agreement (including any Statements of Work or agreed change requests). Except if otherwise provided, all fees are quoted in Euros.

15.2	Expenses

neckermann.de shall reimburse Demandware any reasonable travel and accommodation expenses incurred in connection with the provision of solution support services or, if specifically agreed in a Statement of Work, the Client Services provided under a Statement of Work pursuant to Section 0 above or if expressly agreed between the parties in accordance with the following guidelines:

(a)	Travel of Demandware personnel has to be approved by neckermann.de in advance.

(b)	Flights will only be made in economy class, train travel in second class.

(c)	Upon neckermann.de’s request, Demandware will evidence any travel and accommodation expenses incurred.

For the avoidance of doubt, unless expressly set forth in this Agreement (including the Statements of Work and any agreed change requests) or otherwise expressly agreed between the parties, Demandware shall not be entitled to reimbursement of any expenses incurred in connection with the provision of the eCommerce Platform or the Service.

15.3	Taxes and Duties

Except if otherwise provided, all fees are quoted excluding German turnover tax (Umsatzsteuer), which shall be paid by neckermann.de to Demandware additionally, to the extent that Demandware is obliged to pay German turnover tax (Umsatzsteuer) in respect of implementation project or the Services provided under this Agreement.

Demandware shall be responsible and reimburse neckermann.de for any import or export duties applicable in respect of the use of the Services by neckermann.de and its Affiliates, if any.

Each party shall be responsible for any other taxes, levies or duties incurred by it in connection with the Services under this Agreement. In case neckermann.de is obliged to withhold tax from its payment to Demandware, neckermann.de shall be entitled to reduce the payment to Demandware in the amount of such withholding tax and will pay the withholding tax to the respective tax authorities unless Demandware provides neckermann.de a tax exemption certificate of the competent German tax authorities. In case neckermann.de has reduced the payment by withholding tax, neckermann.de will provide Demandware with evidence of the payment of such withholding taxes and support Demandware to a reasonable extent in recovering any withholding taxes.

15.4	Invoicing and Payment

Demandware will invoice neckermann.de according to the fees specified in this Agreement. Unless otherwise stated in this Agreement, all fees are due and payable [**] days days from receipt of the invoice in accordance with this Agreement by neckermann.de. All payments made under this Agreement shall be made in Euros or in such other currency the respective fee is quoted in this Agreement, respectively.

Invoices shall be in accordance with applicable legal requirements, in particular in respect of turnover tax (Umsatzsteuer), clearly set out the Services invoiced and, separately, any taxes and expenses charged by Demandware, and be addressed to

neckermann.de GmbH

Attn. IT Controlling / Ms Salzmann

Hanauer Landstrasse 360

D-60386 Frankfurt am Main

Germany

15.5	Overdue Payments

Any payment not received from neckermann.de by the due date according to Section 17.4 above may accrue, at Demandware’s discretion, late charges at the rate of 5 percentage points above the base interest rate (Basiszinssatz) pursuant to section 247 of the BGB per annum of the outstanding balance from the date such payment was due and payable until the date paid.

15.6	Suspension of Service

If neckermann.de’s account is [**] days or more overdue (in Verzug) with an undisputed amount in excess of EUR [**], Demandware shall be entitled to suspend the Service provided to neckermann.de, until such undisputed amounts are paid in full, provided that such suspension shall not limit any other remedies available to Demandware. In all other respects, Demandware shall only be entitled to any retention rights or to a set-off in respect of claims which have been finally awarded by a court of competent jurisdiction.

16.	PROPRIETARY RIGHTS

16.1	Reservation of Rights

As between neckermann.de and Demandware, Demandware owns all right, title and interest in and to the Service, the eCommerce Platform, Demandware Marks, Demandware Technology, Demandware IP Rights, and all rights of Demandware or Demandware’s suppliers in the underlying code, tools or other materials. neckermann.de’s use of the Demandware Marks as authorized herein shall not create in neckermann.de’s favor any right, title or interest therein. Other than as expressly set forth in this Agreement (including, for the avoidance of doubt, the Statements of Work and any agreed change requests), no license or other rights in or to the Service, the eCommerce Platform, Demandware Technology or Demandware IP Rights are granted to neckermann.de, and all such licenses and rights are hereby expressly reserved.

16.2	License Grant

Subject to the terms and conditions of this Agreement, Demandware grants neckermann.de, neckermann.de’s Affiliates and their Users a limited, worldwide, non-exclusive, non-transferable (except in connection with a permitted assignment of this Agreement), non-sublicenseable right to

(a)	access and use the Service, including the eCommerce Platform,

(b)	configure and customize the eCommerce Platform, excluding any Demandware Marks, solely as expressly permitted by the Service or as is required to customize the Customer Web Site, in each case, solely in accordance with the terms of this Agreement, and to

(c)	install and execute, or have installed and executed, Demandware Studio software on neckermann.de’s and its Affiliates systems (whether owned, leased or provided to neckermann.de or its Affiliates by third party providers) solely for the purpose of using Demandware Studio in connection with the Service, including the right to make backup copies of Demandware Studio software in connection with the general backup of the systems on which Demandware Studio is installed.

16.3	Restrictions

16.3.1	Except as expressly permitted by this Agreement, neckermann.de shall not

(a)	modify, copy or create derivative works based on the Service or Demandware Technology; or

(b)	disassemble, reverse engineer, or decompile the Service or Demandware Technology, or

(c)	access or use the Service in order to (i) build a competitive product or service, (ii) build a product or service using similar ideas, features, functions or graphics of the Service, or (iii) copy any ideas, features, functions or graphics of the Service.

16.3.2	However, the authorization of Demandware for any of the foregoing acts shall not be required where reproduction of the Demandware Technology, in particular the eCommerce Platform and the Demandware Studio software, including code and translation of its form, are indispensable to obtain the information necessary to achieve the interoperability of an independently created computer program with the Demandware Technology, in particular the eCommerce Platform and the Demandware Studio software, provided that the following conditions are met:

(a)	these acts are performed by neckermann.de or by another person having a right to use a copy of the Demandware Studio software, or on their behalf by a person authorized to do so;

(b)	the information necessary to achieve interoperability has not previously been made readily available by Demandware upon request to the persons referred to in paragraph (a) above;

(c)	these acts are confined to the parts of the original program which are necessary to achieve interoperability.

16.3.3	Information obtained by means of any of the foregoing acts must not

(a)	be used for goals other than to achieve the interoperability of the independently created computer program,

(b)	be given to others, except when necessary for the interoperability of the independently created computer program, or

(c)	be used for the development, production or marketing of a computer program substantially similar in its expression, or for any other act which infringes copyright.

16.4	neckermann.de Property

As between Demandware and neckermann.de, all Customer Data and the Customer Storefront is owned exclusively by neckermann.de, its Affiliates or licensors, respectively. Customer Data and the Customer Storefront shall be considered Confidential Information subject to the terms of this Agreement. neckermann.de hereby grants Demandware a non-exclusive, non-sublicenseable, royalty-free right to access and internally use the Customer Data and the Customer Storefront during the term of this Agreement and solely for the purpose of performing the Services and related services, including support and technical services and analysis of bills. The parties acknowledge and agree that all right, title and interest in and to the Customer Data and the Customer Storefront shall, as between neckermann.de and Demandware, remain the sole and exclusive property of neckermann.de, its Affiliates or licensors, respectively.

Subject to Section 16.1, neckermann.de and its Affiliates further reserve all rights in any inventions, information, processes, know-how and/or techniques expressed in any information provided by neckermann.de, its Affiliates or the Users relating to the operation of the Service and/or any Customer Data and/or the Customer Storefront (collectively, “Customer Suggestions”), including the right to make, have made, sell, have sold, offer for sale, distribute, import, have imported and lease products and services which practice and/or embody Customer Suggestions, neckermann.de and its Affiliates make no representations or warranties in respect of Customer Suggestions and hereby disclaim and exclude any liability in connection with Customer Suggestions to the maximum extent permitted by law. Notwithstanding the foregoing, neckermann.de will not raise any claims based on its intellectual property rights (if any) in the Customer Suggestions against Demandware, or Demandware’s customers, suppliers or subcontractors, for using or implementing any Customer Suggestions, or any modifications thereof, in the eCommerce Platform, unless such use or implementation would result in a breach of Demandware’s obligations under Section 20.

16.5	Source Code Escrow

Customer shall have the right to become a beneficiary party to the source code escrow agreement (the “Escrow Agreement”) between and among Iron Mountain, Inc. (the “Escrow Agent”), Demandware and the beneficiaries thereof on the terms and conditions of such Escrow Agreement. A copy of the Escrow Agreement is available upon request. Customer shall be responsible for the cost to become a beneficiary of the Escrow Agreement. Demandware shall ensure that all of its source code for any Demandware Technology and any documentation associated therewith (collectively the “Escrow Materials”) are deposited with the Escrow Agent. Demandware shall keep the Escrow Materials current with all dot releases, version upgrades and applicable documentation. Demandware shall ensure that an Escrow Agreement (whether with Iron Mountain or otherwise) is in place at all times during the Initial Term and any Renewal Term hereof. Demandware shall notify Customer upon any changes to or termination of the Escrow Agreement. Upon such release of the source code pursuant to the Escrow Agreement, Customer is granted a license to use the source code solely for its own ecommerce sales purposes. Customer shall make no other use of the Escrow Materials and shall not disclose all or any portion of the Escrow Materials to any third party, except to third parties for the sole purpose of modifying the source code on behalf of the Customer and for the Customer’s own ecommerce sales purposes which are bound by confidentiality obligations substantially in the form as set out in Section 20. The terms of this paragraph shall not apply to those portions of the Demandware Technology, if any, that consist of, or are derived from, object code that Demandware licenses from a third party licensor (“Third Party Code”) except to the extent that Demandware’s agreement with the third party licensor authorizes Demandware to place the source code for the Third Party Code into an escrow arrangement that conforms to the terms of the Escrow Agreement and this paragraph.

17.	THIRD PARTY IP RIGHTS - MUTUAL INDEMNIFICATION

17.1	Indemnification by Demandware

Demandware shall defend, indemnify and hold neckermann.de, its Affiliates and Users harmless against any expense, cost, loss or damage (including reasonable attorneys’ fees) incurred in connection with claims, demands, suits, or proceedings (“Claims”) made or brought against neckermann.de, its Affiliates or the Users by a third party alleging that the use of the Service as contemplated hereunder infringes any patent, copyright, trade secret rights or other right of a third party in the USA and any member states of the European Union. Notwithstanding anything to the contrary in this Agreement, the foregoing and the rights and remedies pursuant to Section 13 state Demandware’s sole and exclusive liability and Customer’s sole and exclusive rights and remedies for patent, copyright, trademark or other proprietary rights infringement in connection with the use of the Service.

Demandware will support neckermann.de in the defense against any Claim and provide to neckermann.de any such information as is reasonably necessary or useful in the defense against a Claim.

17.2	Indemnity Conditions/Limitations.

Demandware’s obligations under Section 17.1 are subject to each of the following conditions and/or limitations:

17.2.1	Customer, the respective Affiliate or User shall

(a)	promptly (unverzüglich) give notice of the Claim to Demandware;

(b)	in case of a Claim against neckermann.de or its Affiliates and upon Demandware’s request, give Demandware sole control of the defense and settlement of the Claim, provided that (i) Demandware has confirmed its liability for the Claim under this Agreement in writing and (ii) shall not settle or defend any Claim without neckermann.de’s, the respective Affiliate’s or the User’s prior written consent, which consent shall not be unreasonably withheld or delayed;

(c)	provide to Demandware, at Demandware’s cost, all reasonable assistance.

17.2.2	Demandware shall have no liability for any claim of infringement to the extent such claim of infringement is based on (i) the use or combination of the Services or any part thereof with software, hardware, or other materials not provided by Demandware, or (ii) modification of the Services by a party other than Demandware and third parties on behalf of Demandware, where the use of unmodified Services would not constitute infringement.

17.3	Indemnification by neckermann.de

Subject to this Agreement, Customer shall defend, indemnify and hold Demandware, its affiliates, employees, officers, directors and shareholders harmless against any loss or damage (including reasonable attorneys’ fees) (i) incurred in connection with claims, demands, suits, or proceedings (“Claims”) made or brought against Demandware by a third party alleging that the Customer Data or the Customer Storefront infringes the copyright or trade secret rights of, or has otherwise harmed, a third party, and (ii) product liability Claims by any third party to the extent that such product liability Claims are based upon or arise out of Customer’s use of the Service or Customer’s actions; provided, that Demandware (a) promptly gives written notice of the Claim to Customer; (b) gives Customer sole control of the defense and settlement of the Claim (provided that Customer may not settle or defend any Claim, without Demandware’s prior written consent, which will not be unreasonably withheld, unless it unconditionally releases Demandware of all liability); and (c) provides to Customer, at Customer’s cost, all reasonable assistance.

18.	LIMITATION OF LIABILITY

18.1	Demandware shall be liable in accordance with the statutory provisions (gesetzliche Bestimmungen) unless otherwise stated in this Section 18.

18.2	Demandware’s liability for damages caused by Demandware’s ordinary negligence (einfache Fahrlässigkeit) arising under or in connection with this Agreement shall be limited to an aggregate maximum amount equal to 100% of the applicable, aggregate fees payable by neckermann.de under this Agreement in the twelve (12) months prior to the date on which the cause of action arose. Unless otherwise specified in the corresponding Statement of Work, for damages arising out of or in connection with a Statement of Work, the applicable aggregate fees shall mean the greater of one million dollars (US$1,000,000) or the fees due under such Statement of Work; for damages arising out of or in connection with the Service, the applicable aggregate fees shall mean the Subscription Fees due hereunder.

18.3	Demandware’s liability for damages caused by Demandware’s gross negligence (grobe Fahrlässigkeit) arising under or in connection with this Agreement shall be limited to an aggregate maximum amount equal to 100% of the aggregate fees payable by neckermann.de under this Agreement in the twelve (12) months prior to the date on which the cause of action arose. Unless otherwise specified in the corresponding Statement of Work, for damages arising out of or in connection with a Statement of Work, the applicable aggregate fees shall mean the greater of one million dollars (US$1,000,000) or the fees due under such Statement of Work; for damages arising out of or in connection with the Service, the applicable aggregate fees shall mean the Subscription Fees due hereunder.

18.4	Demandware shall be liable for the loss and reconstruction of data and programs only within the limits of this Section 18. Provided that Demandware has complied with its backup, recovery and other relevant business continuity and disaster recovery obligations under this Agreement as defined in Exhibit F or, if none are specified in Exhibit F, as can reasonably be expected from an IT service provider, there shall be no liability for the loss of data and programs and their reconstruction to the extent neckermann.de could have avoided the loss by taking appropriate measures to protect its data and programs, in particular through making backup copies of the lost data and programs in such intervals as are customary in its area of business.

18.5	The exclusions and limitations of liability pursuant to this Section 18 shall not apply in case of personal injury (Personenschäden), death (Tod), or any liability of either party under Section 17.

18.6	All exclusions and limitations of liability contained in this Section 18 shall also apply to claims against employees or agents of Demandware.

18.7	All exclusions and limitations of liability contained in this Section 18 shall apply accordingly to claims of Demandware against neckermann.de, its Affiliates, employees and agents.

19.	INSURANCE

19.1	Demandware shall, at its sole cost and expense, obtain and maintain throughout the term of this Agreement and for a period of two (2) years thereafter:

(a)	Commercial General Liability Insurance with minimum limits of [**] U.S. Dollars ($[**] USD) per occurrence, protecting Demandware, neckermann.de and

neckermann.de’s Affiliates from claims for personal injury (including bodily injury and death) and property damage which may arise from or in connection with the Service;

(b)	Commercial Umbrella Liability Insurance with minimum limits of $[**] USD per occurrence, with the liability insurance required under clause (a) above scheduled as underlying;

(c)	Technology Errors and Omissions/Internet Liability in place with $[**] USD Occurrence/Aggregate limit.

19.2	neckermann.de and its Affiliates shall be named as an additional insured under the insurance policies stated in Section 19.1 above.

20.	CONFIDENTIALITY

20.1	Definition of Confidential Information

As used herein, “Confidential Information” means all confidential and proprietary information of a party or, in case of neckermann.de, of an Affiliate of neckermann.de (“Disclosing Party”) disclosed to the other party (“Receiving Party”), whether orally or in writing, that is either marked or designated as confidential or is identified in writing as confidential or proprietary within [**] days of disclosure to the Receiving Party; provided that the following shall be deemed to be Confidential Information even if not so marked or identified: the terms and conditions of this Agreement (including pricing and other terms reflected in all Order Forms hereunder), the Customer Data, the Service, the Demandware Technology, the Disclosing Party’s business and marketing plans, technology and technical information, product designs, and business processes, any information or materials with the name, sign, trade name or trademark of the Disclosing Party and any information that a reasonable person would deem confidential or proprietary given the nature of the information and the circumstances under which it is disclosed. Confidential Information (except for Customer Data) shall not include any information that a Receiving Party can show: (i) is or becomes generally known to the public without breach of any obligation owed to the Disclosing Party; (ii) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party; (iii) was independently developed by the Receiving Party without breach of any obligation owed to the Disclosing Party; or (iv) is received from a third party without breach of any obligation owed to the Disclosing Party.

20.2	Confidentiality

The Receiving Party shall not disclose or use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement, except with the Disclosing Party’s prior written permission; provided that a Receiving Party may disclose any Confidential Information of the Disclosing Party to its employees who have a need to know such Confidential Information for purposes of this Agreement and who are bound to a written agreement protecting such Confidential Information as required hereby.

20.3	Protection

Each party agrees to protect the confidentiality of the Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall either party exercise less than reasonable care in protecting such Confidential Information.

20.4	Compelled Disclosure

If the Receiving Party is compelled by law, court order, judgement or administrative order to disclose Confidential Information of the Disclosing Party, it shall provide the Disclosing Party with prior notice of such compelled disclosure (to the extent legally permitted) and reasonable assistance, at Disclosing Party’s cost, if the Disclosing Party wishes to contest the disclosure.

20.5	Injunctive Relief

If the Receiving Party discloses or uses (or threatens to disclose or use) any Confidential Information of the Disclosing Party in breach of this Section 6, the Disclosing Party shall have the right, in addition to any other remedies available to it, to seek injunctive relief to enjoin such acts, it being specifically acknowledged by the parties that any other available remedies are inadequate.

20.6	Press Releases and References

Neither party shall issue any press releases of publicly communicate the collaboration of the parties under this Agreement with the prior explicit approval of the other party. Unless explicitly approved by neckermann.de in advance, Demandware shall not be entitled to state neckermann.de or any of its Affiliates as a reference customer or to use neckermann.de’s or its Affiliates’ trade names, trademarks or logos in any respect. Where neckermann.de approves the use of its or its Affiliates’ trade names, trademarks, logos or other intellectual property by Demandware, it reserves the right to revoke such approval at any time and at its sole discretion by notice to Demandware; following such revocation, Demandware shall promptly cease using the respective trade name, trademark, logo or other intellectual property of neckermann.de. Notwithstanding the foregoing, within [**] days after launch of the production launch of the first Customer Web Site, Customer shall issue a press release announcing the relationship established hereunder.

21.	DATA PROTECTION

21.1	Data Processor

Demandware will collect (erheben), process (verarbeiten) and use (nutzen) personal data (personenbezogene Daten) provided by the neckermann.de or its Affiliates in connection with this Agreement as a data processor (Auftragsdatenverarbeiter) on behalf of neckermann.de and its Affiliates in accordance with neckermann.de’s instructions. neckermann.de or its respective Affiliate, as the data controller (verantwortliche Stelle), retains control over the collection, process and use of personal data by Demandware on behalf of neckermann.de or its respective Affiliate. Between the parties, all data collected, processed or used by Demandware on behalf of neckermann.de and its Affiliates shall be deemed to belong exclusively to neckermann.de or its respective Affiliate. Demandware shall not be entitled to exercise any right of retention in respect of such data, except if the retention right is based on a claim that is undisputed or has been finally awarded by a binding judgement. The processing and use of data provided by neckermann.de and its Affiliates for Demandware’s own purposes shall not be permitted.

21.2	Instructions

Demandware will collect, process and use the Customer’s personal data only in accordance with neckermann.de’s instructions. The instructions are primarily set forth in this Agreement, in particular in the Exhibits hereto. If required, an instruction may be modified, amended or replaced by neckermann.de at any time by written individual instruction to Demandware. Neckermann.de shall comply with the contract change management process pursuant to Section 27, if any such individual instruction results in an amendment or alteration of the contractually agreed services. Demandware shall inform neckermann.de if it is of the opinion that its compliance with neckermann.de’s instructions would result in a breach of data protection regulations.

21.3	Technical and organisational measures

21.3.1	Demandware shall implement and maintain the technical and organisational measures set forth in Exhibit F in order to procure the security, protection and confidentiality of personal data.

21.3.2	Demandware will instruct its personnel engaged in connection with the provision of Services under this Agreement on the importance of data protection and the obligations resulting from the German Federal Data Protection Act, sector-specific data protection regulations and other applicable data protection laws and will obtain a written undertaking from its personell to maintain the data secrecy. Demandware will make personal data only to those of its personell and vicarious agents available who are engaged in the provision of Services under this Agreement and have a need to have such personal data.

21.3.3	Any collection, processing or use of personal data in connection with this Agreement at locations outside the European Union and the European Economic Area by Demandware, in particular any transfer of personal data to any such location, shall require the neckermann.de’s prior approval, which shall not be unreasonably withheld. In the event of an approved data collection, processing or use by Demandware or a subcontractor outside the European Union and the European Economic Area, Demandware shall procure an adequate level of protection in respect of personal data in the meaning of Section 4b paragraphs 2 and 3 of the German Federal Data Protection Act and compliance with all other requirements under other applicable data prote ction laws.

21.4	Information of Third Parties

Demandware will support neckermann.de in complying with information obligations towards individuals regarding the collection, processing and use of personal data pertaining to such individual and with any other filing or notification requirements in respect of the Services under applicable data protection laws, in particular by providing the required information upon neckermann.de’s request.

21.5	[**] / Data Protection Officer

21.5.1	Upon neckermann.de’s request, Demandware will [**] will enable the data protection officer to review Demandware’s compliance with this Agreement, the provisions of the German Federal Data Protection Act and with other applicable data protection laws.

21.5.2	Each party shall inform the other party about the name and the contact details of its data protection officer and about any replacements or changes in such contact details.

22.	SUBCONTRACTORS

22.1	Demandware shall be entitled to engage third parties in the provision of all or part of the Services under this Agreement (each, a “Subcontractor”). Demandware shall notify neckermann.de about the intended engagement of a Subcontractor, if the Subcontractor will process or use neckermann.de personal data (personenbezogene Daten) . Neckermann.de may object to such engagement for material reason based upon prior, known dealings of such Subcontractor (wichtiger Grund) within [**] Business Days after receipt of the notification by providing written notice to Demandware during such [**] day period. In case of an objection, the parties will use good faith efforts to resolve any concerns of neckermann.de, but in any case, subject to Section 22.1 of this Agreement, Demandware may engage the respective Subcontractor. Neckermann acknowledges and approves that Demandware may engage the following Subcontractors: [**].

22.2	Contracts with Subcontractors shall be made in writing and shall comply with the requirements under this Agreement with respect to data protection and confidentiality. Demandware will in particular be responsible that its Subcontractors comply with the confidentiality requirements pursuant to Section 20 in respect of any Confidential Information of neckermann.de or its Affiliates.

22.3	Notwithstanding the engagement of Subcontractors, Demandware as the contracting party shall remain responsible for the provision of the Services in accordance with this Agreement. Subcontractors will be deemed to be agents (Erfüllungsgehilfen) of Demandware.

23.	THIRD-PARTY PROVIDERS

Demandware does not provide any warranties, guaranties or indemnification regarding any Third-Party Providers or any of their products or services, whether or not such products or services are designated by Demandware as “certified,” “validated” or otherwise. Any exchange of data or other interaction between neckermann.de and a

Third-Party Provider, and, any purchase by neckermann.de of any product or service offered by such Third-Party Provider, is solely between neckermann.de and such Third-Party Provider. For the avoidance of doubt, the term “Third-Party Providers” shall not include Subcontractors or any other person engaged by Demandware in connection with the provision of Services under this Agreement and accordingly, this Section 23 shall not apply to Subcontractors or any such other person engaged by Demandware.

24.	TERM AND TERMINATION

24.1	Initial Term

This Agreement commences on the Effective Date and terminates after the fifth (5th) Contract Year (“Initial Term”), except if extended in accordance with Section 24.2 or terminated in accordance with Section 24.3.

24.2	Renewal

Within ninety (90) days after the end of the fourth (4th) Contract Year, neckermann.de may notify Demandware of its intent to renew the Agreement. Within thirty (30) days of Demandware’s receipt of such notice, Demandware shall provide neckermann.de a commercial proposal, including complete pricing terms, for such renewal. If Demandware fails to provide such proposal in time or if the parties do not reach mutual agreement regarding the terms and conditions, including pricing, relating to a renewal of the Initial Term, by the end of the fifth (5th) month of the fifth (5th) Contract Year, neckermann.de may elect to extend the Initial Term by one (1) year (together with the Initial Term, the “Extended Term”) by providing notice to Demandware at least six (6) months prior to expiration of the Initial Term.

24.3	Termination for Cause

24.3.1	This Agreement may be terminated for cause (Kündigung aus wichtigem Grund)

(a)	by neckermann.de with immediate effect if the parties

(i)	have not agreed on a Statement of Work for the implementation of the initial Customer Web Site “neckermann.de” (“Initial Implementation SoW”) and Exhibit D to this Agreement by 31 July 2008 and/or

(ii)	if final acceptance of the implementation of the Customer Web Site under the Initial Implementation SoW has not occurred by 31 March 2009 in which case Demandware shall repay any Subscription Fee received under this Agreement prior to termination; Section 4.4.2(b) remains unaffected.

(b)

by Demandware if neckermann.de (i) fails to make any payment when due and payable in an amount exceeding EUR [**] to Demandware under this Agreement and (ii) fails to cure such default within [**] Business Days of receiving notice in writing from Demandware to do so, provided that Demandware has expressly threatened to neckermann.de to terminate the Agreement for cause pursuant to this Section 24.3.1(d) in such notice; or

(c)	by either party pursuant to Section 314 of the BGB; or

(d)	by neckermann.de if the Actual Monthly Availability (as defined in Exhibit E) has been below Target Monthly Availability (as defined in Exhibit E) in any [**] calendar months during a Contract Year; or

(e)	by neckermann.de in accordance with Section 13.2.3(b); or

(f)	by neckermann.de in case neckermann.de has incurred damages in connection with this Agreement caused by Demandware in excess of the limitation amount pursuant to Section 18.

(g)	by either party in the event: (i) a receiver, trustee, administrator, or administrative receiver is appointed for the other party or its property; (ii) the other party makes an assignment for the benefit of creditors; (iii) any proceedings should be formally opened against the other party under any bankruptcy, insolvency, or debtor’s relief law, and such proceedings shall not be vacated or set aside within sixty (60) days from the date of commencement thereof; or (iv) the other party is liquidated or dissolved,

24.3.2	neckermann.de may, at its sole discretion, specify the effective date of any termination of this Agreement pursuant to Sections 24.3.1(c) through 24.3.1(g) in the termination notice, provided that the termination shall become effective within six (6) months after receipt of the termination notice by Demandware if no other effective date is specified in the termination notice and that the effective date must not be later than twelve (12) months after the receipt of the termination notice by Demandware. A reasonable quantity of the termination support services pursuant to Section 25 shall be provided by Demandware free of charge and at Demandware’s expense (in deviation from the provisions of Section 25) if neckermann.de terminates this Agreement pursuant to Sections 24.3.1(c) through 24.3.1(g).

24.3.3	In the event of termination of this Agreement by neckermann.de pursuant to Section 24.3, promptly after the effective date of such termination, Demandware shall refund to neckermann.de any prepaid fees paid by neckermann.de and relating to the time after termination. Any further rights and remedies of neckermann.de remain unaffected.

24.4	Surviving Provisions

The following provisions shall survive the termination or expiration of this Agreement for any reason and shall remain in effect after any such termination or expiration: Sections 5, 15, 18, 19, 20, 22, 23 and 31.

25.	TERMINATION SUPPORT

Upon expiration or termination of this Agreement and during a reasonable period before, Demandware shall assist neckermann.de, at neckermann.de’s expense, with the transition to another platform, whether operated by neckermann.de or a third party service provider (“New Service Provider). Such obligation to assist shall include the following:

25.1	Transition Plan

Upon neckermann.de’s request and expense, the parties shall, at a reasonable time before the expiration or termination of this Agreement, agree on a project plan for the transition of the Service to neckermann.de or a New Service Provider. At neckermann.de’s expense, Demandware shall appoint a transition manager, who will serve as the single point of contact for neckermann.de and/or the New Service Provider with regard to the transition.

25.2	Assistance and Co-Operation

At neckermann.de’s expense, Demandware shall assist neckermann.de in performing the transition without disruption of the Service. Demandware shall, as requested by neckermann.de, co-operate with a New Service Provider.

25.3	Information

At neckermann.de’s expense, Demandware shall promptly respond to reasonable requests and inquiries by neckermann.de or the New Service Provider relating to the Service and, as requested by neckermann.de or the New Service Provider, provide neckermann.de with documents, data and information in relation to the Service or the use of any system (hardware and software) that will be transferred from Demandware to neckermann.de or the New Service Provider.

25.4	Data Transfer

Upon neckermann.de’s request, Demandware shall promptly make available all data pertaining to neckermann.de and its Affiliates that is stored on Demandware’s systems to neckermann.de via network connection and in a industry standard format that allows processing by neckermann.de (including a comprehensive description of the format). Demandware shall further provide neckermann.de with all current backup tapes containing data pertaining to neckermann.de or its Affiliates. Only upon neckermann.de’s express further written request, Demandware shall delete any such data pertaining to neckermann.de or its Affiliates from its systems and confirm such deletion in writing to neckermann.de.

25.5	Employee Transfer

Neither neckermann.de nor Demandware shall be under any obligation vis-à-vis Demandware to accept the transfer of any employees upon expiration or termination of this Agreement

25.6	Fees and Expenses

Demandware will provide the data pursuant to Section 25.4 [**] to neckermann.de. Other termination support services pursuant to this Section 25 may be charged by Demandware on a time and materials basis in accordance with the rates set forth in Exhibit H. neckermann.de will reimburse Demandware for all reasonable travel and accommodation expenses incurred in connection with these further termination support services in accordance with Section 17.2.

26.	GOVERNANCE

26.1	Service Managers

26.1.1	Each party hereby appoints the following service manager (“Service Manager”) as a contact person for the other party, who shall be responsible for the day-to-day service management on behalf of the appointing party:

(a)	Demandware Service Manager:

Name:	[**]
Address:	10 Presidential Way
Woburn, MA 01801 USA
E-mail:	[**]
Phone:	[**]
Fax:	[**]

(b)	neckermann.de Service Manager:

Name:	[**]
Company:	neckermann.de GmbH
Address:	Hanauer Landstr. 360, 60386 Frankfurt, Germany
Phone:	[**]
Fax:	[**]
E-mail:	[**]

26.1.2	Subject to the other provisions of this Section 26, each party may replace its Service Manager by notice to the other party.

26.1.3	The Service Managers shall meet at least [**] and Demandware’s Service Manager shall report on the status of the Services, any Problems and the development of the eCommerce Platform. Such meeting may be held physically or by phone, as agreed between the Service Managers from time to time.

26.2	Steering Committee The parties will further establish a steering committee (“Steering Committee”) comprising one member of each party, which shall oversee the general provision of the Services and the collaboration of the parties and serve as second level of escalation of any disputes arising in connection with the Services. Each party shall appoint its member of the Steering Committee without undue delay after the launch of the first Customer Web Site.

27.	CONTRACT CHANGE MANAGEMENT

27.1	Either party may submit to the other party a request to change, amend or extend this Agreement (including, for the avoidance of doubt, the Services and the eCommerce Platform) (“Contract Change Request”). This includes the request for solution support services (Exhibit B) and for project work (PART I) by neckermann.de.

27.2	Within [**] Business Days after the receipt of a Contract Change Request, Demandware will assess neckermann.de’s Contract Change Requests and will outline and offer the Services and further amendments to the contract which are necessary for the implementation of the Contract Change Request, including changes to other Services and to the fees. Any additional fees or changes to the fees shall be reasonable and in-line with market standards.

27.3	Neckermann.de shall be free to accept or reject the offer made by Demandware. If the parties agree on the Contract Change Request, they shall execute an agreed Contract Change Request form in writing. The amendment to this Agreement shall become effective upon the due execution of the Contract Change Request form by the parties.

27.4	neckermann.de will assess Contract Change Requests submitted by Demandware in good faith and will discuss them with Demandware. neckermann.de shall not be obliged to accept Contract Change Requests submitted by Demandware.

28.	DISPUTE RESOLUTION

28.1	The parties will use best efforts to resolve any disputes arising out of or in connection with this Agreement in good faith and in an amicable manner.

28.2	If disputes cannot be resolved on the level of the Project Managers or the Service Managers, either Party may refer such dispute to the Steering Committee or to the Project Steering Committee, respectively, if related to the Implementation Project. If the dispute cannot be resolved on this level within [**] Business Days, either party shall be entitled to refer the dispute to the parties’ management, i.e. to the Chief Operational Officer on the side of neckermann.de and to Chief Executive Officer on the side of Demandware.

28.3	The party referring a dispute to a higher escalation level shall describe the dispute and provide a proposed resolution in writing or by e-mail. Such description shall be provided to the respective escalation level and simultaneously to the other party. The other party will respond to the description in writing or by e-mail and shall also provide a proposed resolution by no later than [**] Business Days before the meeting of the respective escalation level, if possible.

29.	NOTICES

29.1	Notices and any other communication under or in relation to this Agreement shall be addressed to the following contact persons:

29.1.1	To Demandware:

Name:	Brian Preti
Position:	Controller
Department:	Finance
Address:	10 Presidential Way
Woburn, MA 01801
USA
Phone:	+1 781 756 3700
Fax:	+1 781 756 3747
E-mail:	bpreti@demandware.com

29.1.2	To neckermann.de:

Name:	Stefanie Salzmann
Position:	IT Controlling
Department:	IPM
Address:	neckermann.de GmbH
Hanauer Landstr. 36060386 Frankfurt, Germany
Phone:	+49 69 404 5737
Fax:	+49 69 404 5524
E-mail:	stefanie.salzmann@neckermann.com

29.2	Changes of the above contact details shall be notified to the other party without undue delay. Each party may replace its contact person by notice to the other party, such notice to include the contact details of the new contact person.

29.3	Any notices under this Agreement shall be made in writing, by telefax or by e-mail, provided that notice of termination (Kündigungserklärung) must be made in writing or by telefax and not by e-mail.

30.	FINAL PROVISIONS

30.1	Relationship of the Parties This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary, or employment relationship between the parties and Demandware will be considered an independent contractor when performing any services hereunder.

30.2	No Benefit to Others

Other than neckermann.de’s Affiliates, there are no intended third party beneficiaries of this Agreement. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties and neckermann.de’s Affiliates and their respective successors and permitted assigns, and they are not to be construed as conferring any rights on any other persons.

30.3	Entire Agreement / Termination of Preceeding Agreements

This Agreement contains the entire agreement between the parties on the subject matter of this Agreement. There are no side agreements at the time of signing. Any general terms and conditions of the Parties shall not apply.

Upon this Agreement becoming effective, the client services agreement between the parties dated April 21st 2008 (“Client Services Agreement”), the statement of work for the high level discovery phase (“HLD Statement of Work”) between the parties dated April 21st 2008 and the letter of intent between the parties dated April 21st 2008 (“Letter of Intent”) shall terminate. Any rights and claims that have already accrued under the Client Services Agreement, the HLD Statement of Work and the Letter of Intent at the time of termination remain unaffected.

30.4	Amendments, Supplements and Waivers

Amendments and supplements to this Agreement and waivers of any rights under this Agreement shall only be effective if made in writing. The written form may not be replaced by electronic form.

No failure or delay by either party in exercising any right under this Agreement shall constitute a waiver of that right. Other than as expressly stated herein, the remedies provided herein are in addition to, and not exclusive of, any other legal remedies.

30.5	Transfer and Assignment

The transfer or assignment of any rights and obligations under this Agreement to third parties requires the prior written approval of the other party, provided that, such approval shall not be unreasonably withheld or delayed by neckermann.de, provided that in any event, Demandware may assign its rights and obligations hereunder in connection with a merger, corporate reorganization, or sale of all or substantially all of its assets. The parties remain free to assign claims for the payment of money to third parties (Section 354a of the German Commercial Code (Handelsgesetzbuch)).

30.6	Place of Performance

All Services, including all deliverables and project work, shall be made available at the location(s), if any, specified in the applicable Statement of Work. if such location is not specified in the applicable Statement of Work, all deliverables and project work shall be made available at the premises of neckermann.de at Hanauer Landstrasse 360, D-60386 Frankfurt am Main, Germany, or at the premises of such other Affiliate of neckermann.de receiving the respective Services unless otherwise specified in this Agreement.

30.7	Governing Law and Place of Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

To the extent permitted by law, the courts of Frankfurt am Main, Germany, shall have exclusive jurisdiction with respect to any disputes, actions and proceedings between the parties in connection with this Agreement.

30.8	Safeguarding Provision

Should individual provisions of this Agreement (or any agreements made between the parties in relation thereto) be or become invalid or unenforceable in whole or in part, or should a gap in this Agreement (or any agreements made between the parties in relation thereto) become evident, this shall not affect the validity of the remaining provisions. Instead of the invalid or unenforceable provision, or in order to fill in the gap, such appropriate regulation shall be deemed to be agreed which, to the extent legally permissible, comes closest to what the Parties intended or would have intended in view of the purpose of this Agreement (and the agreements made between the parties in relation thereto) if they had considered this point at the time of conclusion of this Agreement (or the agreements made between the parties in relation thereto).

30.9	Counterparts

This Agreement may be executed in counterparts, which taken together shall form one legal instrument.

30.10	Construction

30.10.1	Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular, the singular the plural, and the part the whole, references to one gender include all genders, (iii) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (iv) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” and (v) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole. Any reference in this Agreement to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time.

30.10.2	Unless expressly otherwise indicated in this Agreement, (x) dates and times are specified in Central European Time (CET) or Central European Summer Time (CEST), as applicable on the relevant date, (y) currency amounts are specified and payable in Euro and (z) fee amounts exclude turnover tax (Umsatzsteuer).

30.10.3	English terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

***

MASTER SUBSCRIPTION AGREEEMENT

- EXECUTION PAGE -

On behalf of the Demandware:	On behalf of neckermann.de:

Boston, 6-6-08	Frankfurt, 2-6-2008
Place, Date	Place, Date

J. Barnett, SVP	Thorsten Waack, DO
Name, Function	Name, Function

/s/ Jeffrey Barnett	/s/ Thorsten Waack
Signature	Signature

Frankfurt, 2-6-2008
Place, Date	Place, Date

Oliver Bialawois, DO
Name, Function	Name, Function

/s/ O. Bialawois
Signature	Signature

EXHIBIT A

Demandware eCommerce Platform

Product Capabilities

The eCommerce Platform includes the Demandware Storefront Application, Demandware Business Manager, Demandware Control Center, Demandware Studio, and Demandware Webservices, together with a Primary Instance Group (production, staging and development instances) and development sandboxes for each Realm within the Demandware eCommcrce Application

Product Feature List

Shopping - Search & Navigation

•

Search and navigation with guided search, natural search, proximity search, parametric search, filtering, sort by product attributes, international linguistic support, relevancy ranking, explicit ranking, search refinement buckets, explicit price buckets, guided search redirects

•	Product ratings with PowerReviews including integration with tag-based review, summary presentation, purchase verification

•	Product availability

•	Store locator

Merchandising & Pricing

•	Cross-sell, up-sell

•	Site security

•	Price books, tiered pricing, multi-currency, price lists, markdowns

•	SEO

•	Affiliate programs

•	A/B testing

•	Product substitutions

Promotion

•	Targeted promotions

•	Conditional discounts (order level, product/category level, quantity, buy X get Y)

•	Unconditional discounts (%, $, order level, product/category level)

•	Coupons (one-time and multi-time coupons)

•	Source codes

Customer Registration & Self Service

•	Online registration

•	My Account (address book, payment sellings, wish list management, order history)

•	Customer help

•	Customer service contract

•	Forgotten password

Checkout and Payment

•	Shopping cart, persistent shopping cart

•	Registered and unregistered checkout

•	Wish list, gift registry

•	Address book, multiple ship-to, address validation, single line shipping, multiple shipping options

•	Shipping cost calculation

•	Tax calculation

•	Pre-built integration to CyberSource®, VeriSign®, PayPal®, Bill Me Later®

MASTER SUBSCRIPTION AGREEMENT

•	Confirmation emails

•	Storefront template

Order Management and Editing

•	Order search and editing, import/export

•	Add/Edit products and quantities

•	Add/Edit Coupons/Discounts, Free Shipping, Gift Certificates

•	Add/Edit Shipping Groups

•	Order Notes

•	Order History

Analytics

•	Built-in site analytics

•	Business reports

•	Technical reports

Product & Catalog management

•	Manage the products for the storefront site

•	Enable data replication for specific content

•	Unlimited catalogs and products (Product bundles, variations, options, kits)

•	Import/export of product and catalogs

•	Search engine optimization, Google Sitemaps

•	Product comparisons

Content Management

•	Manage non-product content

•	Import/Export of content

•	Content search

Customer Management/Profile

•	Manage registered and unregistered users

•	Customer segmentation

•	Profile attributes

•	Affinity groups

•	Customer activation

•	Customer tracking

Multiple and Localized Site Management

•	Manage multiple ecommerce sites concurrently

•	Custom branding of ecommerce sites

•	Internationalization (language, currency, tax)

User Management

•	Manage users and user groups

•	Manage standard roles of departments

[End of Exhibit A]

EXHIBIT B

Support & Training

I.	Support Overview

The Demandware support model follows a 3-tier industry best practice to effectively handle inquiries at all levels. The table below outlines the support structure and escalation flow to address simple end user inquires to more complex technical issues requiring Demandware expertise.

Level	Support Group	Description
Level 1	Customer Service

Customer Service is the initial contact point which all end users of the site log their issues or questions. The function of this support level is to provide the primary communication channel for end-users as well as lo provide basic inquiry handling. Customer Service personnel isolate eCommerce platform issues from other types of user inquiries and escalate them onto the Solution Support team.

Responsibility: Customer or designated 3rd party.

Level 2	Solution Support

The Solution Support team is responsible for all inquires and issue resolution related lo the custom application deployed on the Demandware platform. This team is staffed by Demandware trained personnel and is typically provided by the same organization which was responsible for the deployment. This could be the customer’s internal IT staff, a Demandware certified partner, or directly by Demandware for a fee. This group is authorized to engage Demandware Product Support team for additional assistance in resolving product related issues.

Responsibility: Customer or designated 3rd party; or Demandware if Solution Support option is contracted.

Level 3	Product Support

Product Support is provided by Demandware to authorized, designated contacts trained or certified on our products. The Product Support team has ultimate responsibility for problem resolution of the Demandware platform and manages all technical escalation into Demandware engineering via support processes.

Responsibility: Demandware.

Note: Support for custom application and configuration issues specific to each customer deployment are considered “Solution Support” and fall outside the entitlements of the “Product Support” offering. Solution Support can be provided by an authorized partner/integrator of choice or directly by Demandware for a fee.

Severity Levels

When reporting a case to Demandware technical support, use the following Severity Definitions to categorize the nature and impact of the problem you are experiencing.

40

MASTER SUBSCRIPTION AGREEMENT

Severity	Definition	Response Time

Severity 1	A condition whereby the product is substantially inoperable in a post-launch production instance with a high impact to multiple users of the site and a mutually agreed upon workaround has not been Implemented in such a way that the Issue has been mitigated.	Less than [**] response time [**]

Severity 2	A condition whereby a substantial product feature is not working or a substantial performance problem exists which causes the product to perform poorly, impacting multiple users of the site. A workaround is available and can be implemented.	[**] (as hereinafter defined

Severity 3	A condition whereby the product malfunctions but user operation is not substantially impacted. Also appropriate for “How-to Questions” and other low impact product inquiries.	[**]

Severity 4	A condition whereby a cosmetic product or documentation error exists and user operation is not impacted. Also appropriate for product enhancement requests.	[**]

By design, the Demandware platform provides the customer with full control of the storefront, including the ability to make and deploy changes to the storefront. Customers are responsible for following best practices when making and deploying these changes to ensure the integrity and quality of the site is not compromised. Should a customer deploy changes which result in a Severity 1 or Severity 2 situation, our mutually agreed resolution plan would be to rollback the changes, stabilize the site and work to resolve the problem as a Severity 3 case in a controlled environment.

Examples of Severity 1 & 2 Issues

	What Is	What Is Not
Severity 1	[**]	[**]
Severity 2	[**]	[**]

Customer has the ability to choose the severity of a support case when logging an incident, however, Customer shall follow the above outlined Severity definitions when doing so. Deviations from these definitions will be managed on a case by case basis, however should a pattern of repeated deviation exist, Demandware will take necessary corrective steps, such as revoking case logging privileges from relevant contacts.

Engaging Customer Support:

•	Online Self Service entitlements include: Case Management, Knowledge Base, Documentation & Faq’s, Technical Alerts and communications.

•

Customer Support hours are based upon case severity: SEV1 hours are [**]; SEV2 hours are [**]. Cases can be logged via the web at: [**] or by sending email to [**], or by calling Toll-Free [**]. When reporting a case, please provide the following details:

Information	Examples
Contact/Owner of the case	Your name, company, telephone number and email address. This information is maintained in Demandware’s CRM system and is required only once during our online registration process. If you have a specific phone number to be used when we try to reach you, please include this in the case.

Case Severity & Priority	Clearly communicate the impact of the case (Severity I, II, III, IV) as well as the Priority (Urgent, High, Medium Low, No Rush).

Related to Instance	Indicate which Instance (Production, Staging, Development, All or NA) this case is associated to.

Problem Summary	A complete description of the problem or error condition being experienced. When available, include steps to reproduce, relevant error logs and supporting data files required to replicate the issue.

Attempted Resolution	List steps taken so far to identify root cause.

MASTER SUBSCRIPTION AGREEMENT

II.	Product Support

Product Support is included with your Demandware subscription fee and provides maintenance and support services for the Demandware product. Product Support coverage applies to all instances and environments covered by your subscription including development, staging and production instances.

a.	Entitlements of Offering

•	Guaranteed platform uptime of >[**]%

•	Ongoing maintenance across all production, staging and development environments.

•	New product features, enhancements and product corrections

•	3rd line technical support for Demandware software suite:

•	Demandware Reference Application

•	Business Manager

•	Demandware Studio

•	Control Center

•	Online Self Service entitlements including:

•	Case Management

•	Knowledge Base

•	Documentation & Faq’s

•	Technical Alerts

III.	Solution Support

Solution Support extends support coverage to the configuration and customizations made to the Demandware application. Support of this customized layer is required in order to meet your ongoing business and integration changes over time. Solution Support compliments Demandware’s Product Support to provide complete application and platform coverage for a predictable budgeted cost. This level of service can be provided by a certified Partner of choice, or directly by Demandware Support Services.

Support of the customer store application:

•	The focus of Solution Support is on break-fix troubleshooting, problem diagnosis and repair, including storefront functionality, performance, integration and Business Manager configuration.

Application defect management and reporting:

•	Log and manage all reported issues in case management system according to severity, priority and level of impact.

•	Diagnose and track problem Root Cause for each case reported and provide summary report upon request

•	Provide customer with web Self Service interface to log, track and report all case history

MASTER SUBSCRIPTION AGREEMENT

Defect Resolution

•	Troubleshoot issues and problems, including:

•	Replicating issues in dedicated support environment

•	Diagnosis of template, pipeline, and CSS, interface extensions, custom scripts and scheduled jobs

•	Analysis of application and server logs as needed

•	Patch release process

Assumptions and Limitations

Customer will have access to case logs and Solution Support balance via Customer Central.

All support cases submitted to Demandware must be performed by Customer Designated Support Contacts. A Designated Support Contact is someone who has attended Demandware Product Training and has an understanding of the implementation and application. Customer may have up to 2 Designated Support Contacts.

Upon review, certain cases may be determined to fall outside the scope and intent of Solution Support and require Client Services consulting. These items will be discussed with Customer and Demandware Client Services team and handled under a separate Statement of Work agreement. Some examples of non-covered issues:

•	Application redesign work

•	Application architectural changes

•	Enablement of new Demandware platform features

IV.	Training

The Demandware training curriculum is designed to address the needs of every member of your team: Marketing & Merchandising professionals, eCommerce Operations, and Developers. Courses involve interactive lectures and instructional labs, and each is carefully targeted to the skill sets necessary to perform all activities relevant to that user constituency.

The following courses are available through Demandware Educational Services:

MASTER SUBSCRIPTION AGREEMENT

Course:	Demandware Essentials
Audience:	Customer and/or partner project teams
Length:	1 day
Description:	This interactive one day session provides team members with an overview of the Demandware eCommerce solution. Topics addressed include product functionality, project methodology, common system integration points and approaches, and system architecture. The purpose of this training is to prepare the team to participate in and make decisions related to the design and development of a Demandware Storefront.

Course:	Managing the Demandware Storefront
Audience:	Customer Business Users, specifically marketing and merchandising staff with hands-on responsibilities
Length:	2 days
Description:	This results-oriented training session provides your team with the knowledge and skills necessary to manage catalogs, content, products and pricing, configure promotions, implement search engine optimization (SEO) strategies, review analytics data, and administer the system. Customized to the specifics of your storefront.

Course:	Developing a Demandware Storefront
Audience:	U1/web developers
Length:	4 days
Description:	This course provides software developers with the knowledge and skills necessary to develop, customize, and deploy Demandware applications through a series of lectures and challenging lab applications.

Course:	U1 Design and Development Workshop
Audience:	Customer and partner application developers
Length:	.5 days
Description:	This workshop provides web developers and creative team members with an overview of the Demandware eCommerce Reference Storefront CSS. Topics addressed include an overview of Demandware development process and hands-on practice modifying the CSS which drives page layout and page element styles.

[End of Exhibit B]

EXHIBIT D - OPERATING SERVICES

to the

Master Subscription Agreement (MSA)

(“Agreement”)

dated June 2nd, 2008

between

DEMANDWARE, INC.

(“Demandware”)

AND

NECKERMANN.DE GMBH

(“neckermann.de”)

Demandware proprietary and confidential

1.	GENERAL

Upon completion of the Detailed Discovery phase SOW, the parties will mutually agree upon specifications detailing the Operating Services to be provided by Demandware under the Agreement. This Exhibit D sets forth a preliminary, specification for such operating services based on information gathered during the High-Level Discovery (HLD) phase SOW. The parties contemplate that this Exhibit D will be updated upon mutual agreement and completion of Detailed Discovery phase SOW. For the elimination of doubt, the parties acknowledge and agree that this Exhibit D shall be binding in the event that the parties cannot mutually agree on terms and conditions replacing the terms and conditions set forth herein.

2.	VOLUMETRIC ASSUMPTIONS

The operating environment has been sized according to the following volumetric parameters. Should any of the assumptions change regarding these parameters, then the parties will evaluate and mutually agree appropriate modifications to the specified operating environment.

	2008		Annual Increase		2008	Annual Increase
Hourly Number	Average	Peak	%	Absolute Size	Number	% or Number
[**]				[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]	[**]	[**]
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[**]	[**]	[**]		[**]	[**]
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- Page 2 -

3.	DEMANDWARE ECOMMERCE APPLIANCE (POD)

Demandware has specified [**] eCommerce Appliances to service the Customer operational environment supporting the volumetrics outlined in Section 2 of this exhibit D. Each eCommerce Appliance will be comprised of the following components:

Group	Component	Quantity	Vendor	Model
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]
[**]	[**]		[**]
[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]

- Page 3 -

4.	[**] POD HARDWARE

In connection with the POD hosting services to be provided by Demandware pursuant to terms and conditions to be mutually agreed by the parties upon completion of the Detailed Discovery phase SOW, Demandware shall [**] the hardware and associated equipment (the “POD Hardware”) necessary to provide such POD hosting services to neckermann.de pursuant to the following terms and conditions:

A.	Demandware shall own and/or retain all rights in and title to the POD Hardware and shall [**] POD Hardware pursuant to this Section 4 of Exhibit D.

B.	In consideration for the [**] of the POD Hardware to neckermann.de, neckermann.de shall make the following payments to Demandware:

a.	One (1) payment of [**] EUR payable on June 1, 2008;

b.	One (1) payment of [**] EUR payable on July 1, 2008; and

c.	Beginning on August 1, 2008 and on the first day of each calendar month thereafter through and until July 31, 2011, neckermann.de shall make monthly [**] payments of [**] EUR each to Demandware.

C.	Notwithstanding anything to the contrary in this Agreement or any Exhibit attached thereto, the obligation to make the [**] payments set forth in Parts A and B of this Section 4 is irrevocable and under any circumstances shall survive any termination or expiration of this Agreement.

D.	Demandware and neckermann.de expressly agree that as soon as practicable after execution of this Agreement, but in any event prior to such time that Demandware makes a binding commitment to purchase any portion of the POD Hardware, Demandware and neckermann.de shall enter into an enforceable, stand-alone written agreement that binds Demandware and neckermann.de to terms and conditions necessary to effect the terms set forth in this Section 4.

5.	ADDITIONAL TERMS

Upon completion of the HLD phase SOW, the parties will incorporate any other mutually agreeable specifications and/or terms and conditions relating to the ongoing operating services to be provided by Demandware.

[End of Exhibit D]

- Page 4 -

EXHIBIT E - SERVICE LEVEL AGREEMENT

to the

Master Subscription Agreement (MSA)

(“Agreement”)

dated June 2nd, 2008

between

DEMANDWARE, INC.

(“Demandware”)

AND

NECKERMANN.DE GMBH

(“neckermann.de”)

1.	DEFINITIONS

1.1 Any capitalised terms used in this Exhibit E shall have the meaning ascribed to such term in the Agreement or relevant Statement of Work, unless defined otherwise in this Exhibit E.

1.2 “At Risk Amount” means the aggregate amount of Subscription Fees payable by neckermann.de during the respective Measurement Period before deduction of any Service Credits or other reductions.

1.3 “Availability” is defined for each Service Level in respect of the specific Measured Service and “Available” shall be construed accordingly.

1.4 “Demandware Reference Application” means the standard Demandware storefront, which is used for monitoring the availability of the Service.

1.5 “Maintenance Window” means the time period during which the Demandware may carry out maintenance work and is specified for each Service Level.

1.6 “Max Permitted Downtime” means the maximum time period during each Measurement Period during which the Measured Service may be unavailable due to Maintenance Work and is specified for each Service Level.

1.7 “Measured Service” means the Service or the Services for which the respective Service Level is defined.

1.8 “Measurement Period” means, in respect of a particular Service Level, the period during which the Service Level is measured, as is further specified in this Exhibit E or a Statement of Work. In case the operation of the relevant Measured Service commences during a Measurement Period, the first Measurement Period will be from the day of service commencement until the last day of such Measurement Period. In case the Agreement terminates in respect of the Measured Service during a Measurement Period, the Measurement Period will be from the first day of the Measurement Period until and including the day of termination.

1.9 “Excluded Downtime” means the aggregate number of minutes during which the Measured Service was not Available during the respective Measurement Period and defined as the following:

a)	any period for which Demandware has notified neckermann.de at least [**] in advance that such maintenance work will be carried out, provided that Demandware will use commercially reasonable efforts to schedule all such maintenance work during the Maintenance Window;

b)	such maintenance work does not result in any non-Availability of the Measured Service in excess of Max Permitted Downtime in the aggregate during a Measurement Period;

c)	any period of unconfirmed unavailability lasting [**] or less; and

d)	any unavailability caused by circumstances beyond Demandware’s reasonable control, including without limitation, (1) acts of God, (2) acts of government, (3) flood, fire or earthquakes, (4) civil unrest, (5) acts of terror, (6) strikes or other labor problems (other than those involving our employees), (7) computer or telecommunications failures or delays involving hardware or software not within our possession or reasonable control, (8) network intrusions or denial of service attacks, (9) Customer’s information content or application programming, and (10) acts or omissions of Customer or its agents.

For the avoidance of doubt, any other non-Availability of the Measured Service during or outside a Maintenance Window will not be considered as Excluded Downtime.

1.10 “Reporting Details” are defined for each Service Level and mean the details to be included in the Service Level Report for the respective Service Level.

1.11 “Service Credits” means such portion of the At Risk Amount that Demandware is obliged to credit lo neckermann.de due to a failure lo meet or exceed the Service Levels pursuant to this Exhibit E (as may be amended from time to time) in accordance with the Agreement.

1.12 “Service Level” means the definition of service quality or a time for the provision of a certain Measured Service as set forth in this Exhibit E or a Statement of Work.

1.13 “Unplanned Downtime” means the aggregate number of minutes during which the Measured Service was not Available (as defined for the relevant Service Level) during the respective Measurement Period and does not include Excluded Downtime.

1.14 “Total Minutes” means the aggregate number of minutes during the respective Measurement Period.

2.	SERVICE LEVELS

2.1 Availability

Demandware shall provide the Measured Service with an Actual Monthly Availability of at least the Target Monthly Availability (“Service Level Monthly Availability”).

2.1.1 Key Parameters

The following key parameters shall apply in respect of the Service Level Monthly Availability:

Parameter	Definition
Measured Service	eCommerce Platform

Target Monthly Availability (%)	[[**]]% in each Measurement Period

Parameter	Definition
Measurement Period	Calendar month

Actual Monthly Availability (%)	[**]

Maintenance Window	[**]

Max Permitted Downtime	[**] per Measurement Period; provided that [**] shall be allowed for the performance of Upgrades and Updates.

Availability	The Measured Service will be considered “Available” for the purposes of Exhibit E if the Demandware Reference Application is available in all material respects in accordance with [the specifications and function requirements set forth in Exhibit A.. For any partial calendar month during which the Customer subscribes to the Service, general availability will be calculated based on the entire calendar month, not just the portion for which the customer has subscribed. In addition, unavailability of some specific features or functions within the Service, while others remain available, will not constitute unavailability of the Service, so long as the unavailable features or functions are not, in the aggregate, material to the Service as a whole.

Measurement	The Availability of the Measured Service will be determined as follows: [**].

Reporting Details	[**].

2.1.2	Service Credits In case the Actual Monthly Availability is below the Target Monthly Availability during any Measurement Period, neckermann.de shall be entitled to Service Credits in respect of such Measurement Period as follows:

Service Credits in % of At Risk Amount
Actual Monthly Availability (%)	1st month	2nd month*)	3rd month*)	4th month*)
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

The following terms shall apply in connection with the application of service level credits pursuant to this Section 2.1.2:

•

Applies if the Target Monthly Availability is not met or exceeded during two, three or four consecutive Measurement Periods, respectively, for the Service Level breach in the second, third or fourth Measurement Period, respectively.

•	The total service credit percentage shall not exceed [**] percent ([**]%) in any reporting period.

•

If the total service credit percentage reaches [**] percent ([**]%) in a single Measurement Period, Customer shall be entitled to terminate the contract in accordance with section 24 of the Master Subscription Agreement if the Availability does not meet the Target Monthly Availability in the subsequent reporting period by providing written notice to Demandware within [**] days of the end of such subsequent reporting period.

[End of Exhibit E]

EXHIBIT F

TECHNICAL AND ORGANISATIONAL MEASURES FOR DATA PROTECTION

Demandware will in its area of responsibility provide the following technical and organisational measures for data protection. Further measures for data protection may be agreed in the Statements of Work; any specific provisions in the Statements of Work shall prevail over the following provisions.

[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. A total of two pages were omitted.

***

Demandware proprietary and confidential

Exhibit G

Demandware Business Continuity and Security

Policies and Procedures overview

1.	Security Overview

The Demandware security strategy is designed to protect your data at multiple levels, including data security, data integrity, and data privacy.

To ensure the privacy, security, and availability of your data and transactions, Demandware employs the following technologies in delivering its service.

[**]

1.1	Data Center Security

[**].

1.2	Network Security

Demandware’s network is protected by [**].

1.3	Data Security and Availability

[**]

1.4	Secure Application Access

Demandware’s customers access the administration application [**].

1.5	System Security

[**].

1.6	System Reliability

Demandware looks at its application as well as the infrastructure as a tightly integrated system. [**].

Demandware has in place an expert team to provide services for server and network management, monitoring, backups, and other necessary maintenance. [**].

1.7	Data Privacy Retention

[**].

Upon termination of a Customer relationship, Demandware will immediately deprovision the customer environment and after [**] days but before [**] days, destroy the customer environment configurations including all data contained within unless otherwise restrained by legal proceedings or compliance standards.

2.	Disaster Recovery and Business Continuity

2.1	Summary

Demandware’s provides a SaaS (Software as a Service) eCommerce product to its customers. This combines both the ongoing development and maintenance of the software application and the technical delivery (hosting) of the application for our customers and their consumers. The responsibility for providing a great experience for both our customers and their consumers is shared between Demandware for the product, and the customer for visual design and business logic customization and merchandizing.

In order to provide a stable and resilient product to our customers, Demandware has developed and implemented a number of technologies and procedures for protecting critical assets so that they could be restored with confidence in a reasonable period, should a critical failure or natural disaster occur. In addition, the Demandware product enables our customers to [**].

Although Demandware will continue to modify and optimize procedures related to backup/restore and disaster recovery over time, a general description can be found below.

2.2	Product Development and Delivery Procedures

2.2.1	Scope

•	Policies and Procedures

•	Requirements and Specifications

•	Defects and Feature Requests

•	Ecommerce Application Source Code

•	Grid Management Application Source Code

2.2.2	Strategy

•	Repositories are located in our corporate office on secured RAID arrays

•	Rolling weekly snapshots are maintained at a second secure location

•	Major releases are published to DVDs held in escrow at Iron Mountain

2.2.3	Recovery

•	Determine impacted systems or data and repair cause of failure or loss

•	Restore data from most recent archive and roll forward any transactions

•	Record and communicate event to impacted departments

2.3	Delivery Platform and Customer Configurations

2.3.1	Scope

•	Authentication and Authorization Directory

•	Dynamic Configuration Slate Database

•	Static Device Configuration

•	Security Certificates

•	DNS Entries

2.3.2	Strategy

•	Repositories are located in each POD on secured RAID array or are replicated over two redundant devices

•	Rolling daily snapshots are maintained on a second POD RAID array

•	Rolling weekly snapshots are maintained at our corporate office on a secured RAID array

•	Static service configuration database also utilizes transaction logging

2.3.3	Recovery

•	Determine impacted systems or data and repair cause of failure or loss

•	Restore data from most recent archive and roll forward any transactions

•	Record and communicate event to impacted departments and customers

2.4	Customer Data and Customization

•

The Demandware Grid and member PODs (Points of Delivery) consist of state of the art applications and delivery platform engineered for on-demand eCommerce services and hosted at our provider’s world class datacenters. There are many levels of redundancy within the Demandware Grid and member PODs. In addition, Demandware has also prepared for a major disaster impacting the operation of a member POD within the Grid.

•

Customer Realms have both a Primary POD for normal operation and a Secondary POD for temporary use if the Primary POD suffers a substantial event classified as a Disaster. Each Customer Realm consists of a Primary Instance Group and a Sandbox Instance Group. The Sandbox Instance Groups are not included in the recovery Plan. The Primary Instance Group consists of Production, Staging, and Development instances and only Live Primary Instance Groups are included in the recovery.

•	Recovery of any Customer implemented external service is not included in this DR Plan. It is the Customers responsibility to determine the method of recovery for these integration points.

•

Should a Primary POD encounter a disaster that prevents it from functioning, Demandware is prepared to restore production level services on a predefined Secondary POD. The Secondary POD will be considered temporary and utilized while the Primary POD is restored to operational status. The Secondary POD is a fully operational environment hosted in a different datacenter from their Primary POD. However, this Secondary POD also serves as the Primary POD for other customers in that region.

•

For purposes of this DR Plan, a disaster is considered any incident or event that results in an extended and major (multi-hour) interruption in operations of a Primary POD supporting Customers Live Primary Instance Groups. Major interruptions that could contribute to prolonged failure of a POD include (but are not limited to) datacenter, network connectivity or critical POD system failures. For disruptions in service that affect only a portion of Primary PODs’ operations, a subset of these recovery procedures could be used to restore normal operations and a Disaster will not be declared.

•

Once the Primary Instance Groups and Primary Instance Group Data have been restored and other system configurations restored, the Secondary POD will be ready for testing of these Instances. The Technical Operations Team will be responsible for initial testing before releasing Instances to the Customers. This includes testing the Demandware Reference Application. Customers are responsible for testing any external integration services.

•

Testing and exercising the Disaster Recovery Plan helps to verify that the recovery procedures work as intended and that the supporting documentation is accurate and current. Testing also provides an opportunity to identify any omissions in recovery procedures or documentation and to determine whether personnel are adequately prepared to perform their assigned duties. Therefore, a comprehensive representative exercise of our DR Plan and support by a Secondary POD will be performed on an annual basis.

•

As disasters are typically complex events with compounding factors, a particular recovery period is difficult to predict and therefore Demandware makes no representation that recovery is possible in a set period of time. However, in most cases we would expect recovery within 24 hours and target recovery of the core service at 8 hours.

•	Demandware reserves the right to modify the Disaster Recovery Plan as necessary to meet the evolving needs of our business and customers.

3.	Data Security & Standards Compliance

3.1	Sarbanes-Oxley & SAS 70

3.1.1	Overview

Demandware is not currently certified with SAS70 or Section 404 of the Sarbanes-Oxley Act of 2002.

[**].

The report is predicated on the knowledge that Demandware eCommerce platform will be an integral component of our customers’ eCommerce transaction system and therefore, we have requested that they develop the report in a way that provides information to facilitate your understanding how the Demandware eCommerce platform integrates into your control environment and will provide your compliance teams with the information necessary to develop sound internal controls around the platform. This report is available upon request.

3.2	Payment Card Industry (PCI) Compliance

3.2.1	Overview

The Payment Card Industry (PCI) standard is a ‘security guideline’ developed by credit card companies to ensure the proper handling and protection of cardholder account and transaction information. The PCI Data Security Standard was formed when Visa’s Cardholder Information Security Program (C1SP) and MasterCard’s Site Data Protection standards merged into the PCI standard in December 2004. The PCI standard consists of a set of 12 rules (below) for the secure handling of credit card data. This can include credit card numbers and account holder personal identifiable information (such as address, SIN, SSN, etc). Several major credit card companies have issued a requirement {such as Visa’s CISP) for merchants and service providers to comply with the PCI standard.

PCI Data Security Standard (DSS) is the specific standard relevant to Demandware. Demandware has achieved certification as a PCI DSS Level 1 service provider. On an ongoing basis, Demandware is working with its chosen security auditor, Security Metrics (www.sccuritvnictrics.com) to ensure ongoing compliance with the standard.

3.2.2	Strategy

•	Repositories are located in each POD on a secured RAID array

•	Primary Instance Group (Production/Staging/Development) database utilizes transaction logging and rolling weekly hot backups

•	Control Center allows customers to create snapshots of their file and database repositories which are then stored on a secured RAID array

•	A customer customization code is also typically stored within their source code control system and periodically uploaded on change

•

Business Manager import/export functionality enables on-demand or scheduled transfer of business information eg: products, orders, etc for storage on a customer’s remote system for integration into their local backup procedures and strategies

3.3	Recovery

•	Determine impacted systems or data and repair cause of failure or loss

•	Coordinate with customer to assess lost data and best archive for restore

•	Restore data from best archive and roll forward any transactions

•	Record and communicate event to impacted departments

4.	Data Security & Standards Compliance

4.1	Sarbanes-Oxley & SAS 70

4.1.1	Overview

Demandware is not currently certified with SAS70 or Section 404 of the Sarbanes-Oxley Act of 2002.

[**].

The report is predicated on the knowledge that Demandware eCommerce platform will be an integral component of our customers’ eCommerce transaction system and therefore, we have requested that they develop the report in a way that provides information to facilitate your understanding how the Demandware eCommerce platform integrates into your control environment and will provide your compliance teams with the information necessary to develop sound internal controls around the platform. This report is available upon request.

4.2	Payment Card Industry (PCI) Compliance

4.2.1	Overview

The Payment Card Industry (PCI) standard is a ‘security guideline’ developed by credit card companies to ensure the proper handling and protection of cardholder account and transaction information. The PCI Data Security Standard was formed when Visa’s Cardholder Information Security Program (CISP) and MasterCard’s Site Data Protection standards merged into the PCI standard in December 2004. The PCI standard consists of a set of 12 rules (below) for the secure handling of credit card data. This can include credit card numbers and account holder personal identifiable information (such as address, SIN, SSN, etc). Several major credit card companies have issued a requirement (such as Visa’s CISP) for merchants and service providers to comply with the PCI standard.

PCI Data Security Standard (DSS) is the specific standard relevant to Demandware. Demandware has achieved certification as a PCI DSS Level 1 service provider. On an ongoing basis, Demandware is working with its chosen security auditor. Security Metrics (wwvv.securitymetrics.com), to unsure ongoing compliance with the standard.

[End of Exhibit G]

Exhibit H

Fees

1.	SUBSCRIPTION FEE

1.1	Calculation

neckermann.de shall pay to Demandware the Subscription Fee calculated as follows:

Subscription Fee = Percentage of the Annual Gross Merchandise Value

Annual Gross Merchandise Value (GMV)		GMV Rate
Min	Max	(%)

[**]	[**]	[**]

[**]	[**]	[**]

[**]

The Gross Merchandise Value shall be calculated in Euro. Any sales in another currency shall be converted into Euro applying the average closing exchange rate (amtlicher Schlusskurs) during the reporting period using the rates derived from the following website or at other such sources as mutually agreed by the parties: http://www.oanda.com/convert/classic.

The Subscription Fee covers all services provided by Demandware under Part II of this Agreement including any and all expenses incurred in connection with these services except for solution support services pursuant to Section 9 of this Agreement.

The Subscription Fee shall apply from the launch of the first Customer Web Site following final acceptance of the implementation project under the Implementation SoW (“Launch”) until the termination of this Agreement (“Termination”). If the launch or the termination occurs during a calendar month, the Gross Merchandise Value shall only include those sales transactions for goods and services generated after the day of the launch or until the day on which the termination becomes effective, respectively.

1.2	Minimum Subscription Fee

Regardless of the actual Gross Merchandise Value, the Subscription Fee payable from Launch until Termination shall not amount to less than EUR [**] (“Minimum Subscription Fee”) per calendar year. If the Launch or the Termination occurs during a calendar year, the Minimum Subscription Fee shall be pro-rated for such calendar year.

1.3	Payment

1.3.1	Downpayment

Upon signature of this Agreement and receipt of an invoice from Demandware, neckermann.de shall pay to Demandware a one-off amount of EUR [**] as an advance payment for the Subscription Fee (“Downpayment”) in accordance with Section 15 of this Agreement. Such amount shall be repaid by Demandware to neckermann.de in case of a termination of this Agreement pursuant to Section 24.3.l(a) of this Agreement.

1.3.2	Quarterly Advance Payments

“Quarter” means a calendar quarter of a calendar year and “Quarterly” shall be construed accordingly.

For each Quarter during the time period between the Launch and the Termination, neckermann.de shall make advance payments in respect of the Subscription Fee (each, an “Advance Payment”) as follows:

•	First Quarter (January, February and March): EUR [**]

•	Second Quarter (April, May, June): EUR [**]

•	Third Quarter (July, August, September): EUR [**]

•	Fourth Quarter (October, November, December): EUR [**]

If the Launch or the Termination occurs during a Quarter, the Advance Payment for such Quarter shall be pro-rated.

The Downpayment shall be credited against the Advance Payments.

The Advance Payments shall be made at the beginning of the respective Quarter upon receipt of an invoice from Demandware and in accordance with Section 15 of this Agreement.

1.3.3	Quarterly Payment of Net Subscription Fee

The Subscription Fee shall be payable Quarterly in arrears in accordance with Section 15 of this Agreement.

Any Advance Payments (including the Downpayment) paid for the calendar year of the respective Quarter and not previously credited shall be credited against the Subscription Fee payable by neckermann.de. The remaining Subscription Fee payable for such Quarter by neckermann.de shall be referred to as the “Net Subscription Fee”.

1.3.4	Annual Review

The “Annual Subscription Fee” shall amount to the greater of (i) the Gross Merchandise Value of a calendar year multiplied by the applicable GMV Rate as described in Section 1.1 of this Exhibit H or (ii) the Minimum Subscription Fee.

If the aggregate amount of the Advance Payments (including the Downpayment) for one calendar year and the Net Subscription Fees for such calendar year exceed the Annual Subscription Fee for such calendar year, Demandware shall credit the balance against the next invoice.

[Note: Annual review required, please see the following example:

	Q1	Q2	Q3	Q4	Sum	Actual Pmt
Sub Fee	[**]	[**]	[**]	[**]	[**]
Adv. Pmt	[**]	[**]	[**]	[**]	[**]	[**]
Pmt	[**]	[**]	[**]	[**]	[**]	[**]

The above example results in an overpayment of [**] that needs to be credited on the first invoice subsequent to the end of the calendar year.

2.	SUPPORT AND TRAINING

2.1	Services / Fees

Support & Training

3	PSUPPORT	Product Support	Included as part of the Subscription Fee

4	SSUPPORT	Solution Support	TBD (subject to Detailed Discovery)

5	TRAINING	Customer Enablement Training	€ [**] for the Customer Enablement Training package, which includes a single delivery of each of the courses described below.

2.2	Customer Enablement Training Package

	Course	Students*	Format**	Duration	Cost
1	[**]	[**]	[**]	[**]	[**]
2	[**]	[**]	[**]	[**]	[**]
3	[**]	[**]	[**]	[**]	[**]
4	[**]	[**]	[**]	[**]	[**]

*	Additional attendees are subject to additional fees (€[**] per person, per day). The maximum number of students per class is [**].
**	Format: A private course is attended only by members of your staff. Private courses are subject to a [**] person minimum. A public course may be attended by staff from other organizations and are offered on a quarterly basis.

2.3 Travel and expenses associated with delivery of training courses are not included in the training package.

2.4 Educational Services delivered outside those specified in the Customer Enablement Training Package will be subject to then prevailing rates.

3.	SOLUTION SUPPORT SERVICES

Solution support services will be logged and tracked in the Demandware case management tool known as Customer Central. Time logged against each case will be rounded to the nearest  1/2 hour and charged at a daily rate of EUR [[**]] (eight hours per day).

***

FIRST AMENDMENT TO MASTER SUBSCRIPTION AGREEMENT

This First Amendment to Master Subscription Agreement (the “Amendment”) is entered into and effective as of March 26, 2009 by and between (i) Demandware, Inc., a Demandware corporation, having its principal place of business at 10 Presidential Way, Woburn, MA 01801 (“Demandware”) and (ii) neckermann.de GmbH, having its principal place of business at Hanauer Landstrasse 360, D-60386 Frankfurt am Main, Germany (“Customer” or “neckermann.de”).

Demandware and neckermann.de entered into the Master Subscription Agreement, dated June 2, 2008, between Demandware and neckermann.de (the “MSA”). The parties now desire to amend the MSA as set forth herein. Capitalized terms used and not otherwise defined in this Amendment shall have the meaning set forth in the MSA.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Exhibit D to the MSA. Section 4 of Exhibit D to the MSA is deleted in its entirety and replaced with the following:

4.	POD HARDWARE SUBSCRIPTION

In connection with the POD hosting services to be provided by Demandware pursuant to terms and conditions to be mutually agreed by the parties upon completion of the Detailed Discovery phase SOW, Demandware shall dedicate to neckermann.de that portion of Demandware’s hardware and associated equipment (the “POD Hardware”) necessary to provide such POD hosting services to neckermann.de pursuant to the following terms and conditions:

I.	POD Hardware Subscription

1.	Definition of POD Hardware

Demandware shall as soon as possible define which hardware and associated equipment, or which portion thereof, is necessary to provide the POD hosting services to neckermann.de as stipulated in the MSA (the “POD Hardware”).

2.	Dedication of POD Hardware

Demandware shall, during the “POD Hardware Subscription Term” (as defined below in Section 4 of this Article I), dedicate the portion of the POD Hardware to neckermann.de that is necessary for Demandware to provide the operating service under the MSA Demandware shall locate the POD Hardware at the datacenters currently located at [**] (the “POD”) by September 22, 2008. In the event that the definition of the POD Hardware in accordance with Section 1 of this Article I is delayed, the Starting Date shall be reasonably deferred, neckermann.de acknowledges that, subject to the terms and conditions set forth in the MSA, including, without limitation, terms and conditions relating to data security and the protection of confidential information, Demandware may use a portion of the POD Hardware to provide services similar to services provided to neckermann de under the MSA to third parties under agreement with Demandware, provided that, in any event, Demandware agrees that it will not use the POD Hardware to provide services to [**] and any of their successors or assigns.

3.	Ownership

Demandware shall own and retain ail rights and title in and to title to the POD Hardware.

4.	Term

The initial term of the obligations set forth in this Section 4 of Exhibit D shall extend from June 1, 2008 (the “Starting Date”) until July 31, 2011 (the “Initial Term”), neckermann.de shall have the right to, upon no less than sixty (60) days written notice delivered prior July 31, 2011, to extend the Initial Term for an additional twelve (12) month period at the monthly rate of [**] EUR (as used herein, Initial Term shall include such twelve (12) month extension period). The Initial Term may be further extended upon mutual, written agreement of the parties (the “Renewal Term”). For purposes of this Agreement, the “POD Hardware Subscription Term” shall include the Initial Term and any Renewal Term.

II.	Consideration

neckermann de shall make the following subscription payments to Demandware during the POD Hardware Subscription Term:

•	One (1) payment of [**] EUR payable on June 1, 2008;

•	One (1) payment of [**] EUR payable on July 1, 2008; and

•	Beginning on August 1, 2008 and on the first day of each calendar month thereafter through and until July 31, 2011, neckermann.de shall make monthly payments of [**] EUR each to Demandware.

The subscription payment includes the maintenance and repair costs associated with the POD Hardware.

III.	[**] termination of the MSA

In the event that the MSA is terminated, Demandware shall allow [**]. Any use by a third party is excluded

IV.	Survival of Terms

The terms and conditions set forth in this Section 4 of this Exhibit D shall be independent and irrevocable and, in particular, shall not be affected (i) by any termination or extension, for whatever reason, of the MSA, or (ii) whether or not neckermann de has any need to use the [**] Notwithstanding anything to the contrary in the MSA, any termination, for whatever reason, of the MSA shall not give neckermann.de a right to

First Amendment to the MSA	Page 2 of 4

terminate the terms and conditions set forth in this Section 4 of this Exhibit D and an ordinary termination is excluded. In any event, both parties’ statutory right for extraordinary termination for cause remains unaffected.

2. No Further Amendment. Except as amended hereby, the MSA shall remain in full force and effect in accordance with its terms.

[Remainder of this page intentionally left blank.)

First Amendment to the MSA	Page 3 of 4

FIRST AMENDMENT TO MASTER SUBSCRIPTION AGREEMENT

- EXECUTION PAGE -

On behalf of the Demandware:	On behalf of neckermann.de:

Frankfurt, 3/26/09	Frankfurt, 26/03/2009
Place, Date	Place, Date

Stephen Schambach	W. Cronenberg, MD
Name, Function	Name, Function

/s/ Stephen Schambach	/s/ W. Cronenberg, MD
Signature	Signature

First Amendment to the MSA	Page 4 of 4

SECOND AMENDMENT TO MASTER SUBSCRIPTION AGREEMENT

This Second Amendment to Master Subscription Agreement (the “Second Amendment”) is entered into and effective as of March 26, 2009 by and between (i) Demandware, Inc., a Demandware corporation, having its principal place of business at 10 Presidential Way, Woburn, MA 01801 (“Demandware”) and (ii) neckermann.de GmbH, having its principal place of business at Hanauer Landstrasse 360, D-60386 Frankfurt am Main, Germany (“Customer” or “neckermann.de”).

Demandware and neckermann.de entered into the Master Subscription Agreement, dated June 2, 2008 (the “MSA”). The parties now desire to amend the MSA as set forth herein. Capitalized terms used and not otherwise defined in this Second Amendment shall have the meaning set forth in the MSA.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendments to Exhibit H to the MSA.

1.1 Section 1.1 of Exhibit H to the MSA is hereby amended by deleted the last paragraph thereof and replacing it with the following:

“The Subscription Fee shall apply for the period commencing on April 1, 2009 (“Subscription Commencement”) until the termination of the Agreement (“Termination’”). As of the Subscription Commencement, all User Acceptance Testing under the Statement of Work executed on July 29, 2008 shall cease and the Warranty Period (as defined in Section 5.1 of the Agreement) shall commence. Demandware and Neckermann.de hereby agree that the Warranty Period for each severity of Defect set forth in such Section 5.1 shall be extended by [**] business days.”

1.2 Section 1.2 of Exhibit H the MSA is hereby deleted in its entirety and replaced by the following:

“1.2 Minimum Subscription Fee

Regardless of the actual Gross Merchandise Value, the Subscription Fee payable from Subscription Commencement until Termination shall be not be less than the minimum subscription fee (the “‘Minimum Subscription Fee”) set forth in the Table 1.2 below:

Table 1.2

Time Period	Annual Minimum Subscription Fee			Quarterly Minimum Subscription Fee
April 1, 2009 – March 31, 2010	€	[	**]	€	[	**]

Time Period	Annual Minimum Subscription Fee			Quarterly Minimum Subscription Fee
April 1, 2010 – March 31, 2011	€	[	**]	€	[	**]
April 1, 2011 – March 21, 2012	€	[	**]	€	[	**]
April 1, 2012 and thereafter	€	[	**]	€	[	**]

1.3 Section 1.3.2 of Exhibit H to the MSA is hereby deleted in its entirety and replaced with the following:

“1.3.2 Quarterly Advance Payments “Quarter” means a calendar quarter of a calendar year and “Quarterly” shall be construed accordingly.

For each Quarter during the time period between Subscription Commencement and the Termination, neckermann.de shall make advance payments in respect of the Subscription Fee (each, an “Advance Payment”) equal to the Quarterly Minimum Subscription Fee for such Quarter set forth in Table 1.2 hereof.

The Downpayment shall be credited against the Advance Payments.

The Advance Payments shall be made at the beginning of the respective Quarter upon receipt of an invoice from Demandware and in accordance with Section 15 of this Agreement.”

1.3 Section 1.3.4 of Exhibit H to the MSA is hereby amended to provide that the annual review referred to in such Section 1.3.4 shall be conducted based upon the annual periods set forth in Table 1.2 set forth above rather than upon a calendar year basis.

2.	Amendment to Section 24.3.1 of the MSA

2.1 Section 24.3.1 of the MSA is hereby amended by deleting Section 24.3.1(a)(ii) in its entirety.

3.	Additional Matters

3.1 neckermann.de further agrees that (i) on March 26, 2009, neckermann.de shall execute and deliver to Demandware (a) the First Amendment to Master Services Agreement (relating to Section 4 of Exhibit D to the MSA) and (b) the Statement of Work for Solution Management Premier Services previously delivered to neckermann.de by Demandware, and (ii) as soon as practicable after the execution of this Second Amendment, neckermann.de shall enter into a Statement of Work for Release 2.0 of the Customer Web Site. In addition neckermann.de shall pay all outstanding and due invoices from Demandware on or prior to March 31, 2009. Confirmation of the outgoing wire transfer will be sent to Demandware on or prior to March 31, 2009.

Second Amendment to the MSA	Page 2 of 4

3.2 Demandware agrees that it will issue a credit of €[**] to be applied to invoices to be issued by Demandware related to User Acceptance Testing services conducted by Demandware during March 2009 under the Statement of Work executed by neckermann.de on July 29, 2008. neckermann.de confirms (hat it shall pay such future invoices, net of such credit, within the time periods set forth in the MSA.

3.3 neckermann.de agrees that this Second Amendment supersedes in its entirety the letter dated March 24, 2009 relating to the Statement of Work executed by neckermann.de on July 29, 2008 and that such letter shall be deemed to be of no force and effect.

4.	No Further Amendment. Except as amended hereby, the MSA shall remain in full force and effect in accordance with its terms.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Second Amendment to the MSA	Page 3 of 4

SECOND AMENDMENT TO MASTER SUBSCRIPTION AGREEMENT

- EXECUTION PAGE -

On behalf of the Demandware:	On behalf of neckermann.de:

Frankfurt, 3/26/09	Frankfurt, 26/03/2009
Place, Date	Place, Date

Stephen Schambach	W. Cronenberg, MD
Name, Function	Name, Function

/s/ Stephen Schambach	/s/ W. Cronenberg, MD
Signature	Signature

Second Amendment to the MSA	Page 4 of 4

THIRD AMENDMENT TO MASTER SUBSCRIPTION AGREEMENT

This Third Amendment to Master Subscription Agreement (the “Third Amendment”) is entered into and effective as of May 21, 2010 (the “Amendment Effective Date”) by and between (i) Demandware, Inc., a Delaware corporation, having its principal place of business at 10 Presidential Way, Woburn, MA 01801 (“Demandware”) and (ii) neckermann.de GmbH, having its principal place of business at Hanauer Landstrasse 360, D-60386 Frankfurt am Main, Germany (“Customer” or “neckermann.de”).

Demandware and neckermann.de entered into the Master Subscription Agreement, dated June 2, 2008, which was previously amended by the First Amendment to Master Subscription Agreement dated as of March 26, 2009 and the Second Amendment to Master Subscription Agreement dated as of March 26, 2009 (as amended, the “MSA”). The parties now desire to amend the MSA as set forth herein. Capitalized terms used and not otherwise defined in this Third Amendment shall have the meaning set forth in the MSA.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendments to Exhibit H to the MSA.

1.1 Effective as of January 1, 2010, the table set forth in Section 1.1 of Exhibit H to the MSA is hereby deleted in its entirety and replaced with the following:

Annual Gross Merchandise Value (GMV)		GMV Rate
Min	Max	(%)
[**]	[**]	[**]
[**]	[**]	[**]

1.2 Effective as of January 1, 2010, Section 1.1 of Exhibit H to the MSA is hereby further amended by deleting the definition of “Gross Merchandise Value” and replacing it with the following:

“Gross Merchandise Value” or “GMV” is defined as the total value of all transactions for goods and services processed through the Demandware Service during the applicable time period, as reported by the Demandware Order Book. Processed shall mean all orders from customers received by neckermann. Gross Merchandise Value shall not include shipping, handling, financing charges and interest for installments and taxes. Any discounts granted by neckermann to its customers shall not be part of the GMV. All transactions as defined above are reported by the Demandware Order Book and will be included in Gross Merchandise Value, regardless of order, shipping, return or credit status. [**]. The time periods for determining Gross Merchandise Value shall be based upon a quarterly period and Greenwich Mean Time.

2.	Prior Subscription Fees

2.1 The parties acknowledge and agree that all Subscription Fees payable by neckermann.de for its use of the Demandware Service through December 31, 2009 (the “Prior Subscription Fees”) have been paid in full. neckermann.de agrees that any objections or protests asserted by neckermann.de with respect to the payment of the Prior Subscription Fees are hereby withdrawn. Demandware agrees that any claims or assertions made by it with respect to the failure to timely pay the Prior Subscription Fees are also hereby withdrawn. The parties hereby release each other with respect to any claims related to or arising from the Prior Subscription Fees.

3.	Additional POD Hardware

3.1 Demandware and neckermann.de agree that neckermann.de is financially responsible for upfront payment and the monthly payment of additional eCommerce Appliances (POD Hardware) to the extent necessary to provide the Demandware Service under the MSA and that such additional POD Hardware shall be [**] to neckermann.de upon the same terms as set forth in Exhibit D Section 1 to 3 to the MSA. [**]. Specifically, Demandware has advised, based on the current projections of neckermann.de, that [**] additional eCommerce Appliances are currently required for the provision of the Demandware Service. For these additional [**] eCommerce Appliances made available to neckermann.de, neckermann.de will pay to Demandware an upfront payment of €[**] (such amount to be paid, notwithstanding the provisions of Section 15.4 of the MSA, in three equal installments of €[**], with the first such installment being due within [**] bank working days after Demandware places the equipment orders for the [**] additional eCommerce Appliances with its vendors, the second installment due [**] days thereafter, and the third installment due within [**] bank working days after the [**] additional eCommerce Appliances are ready to use for neckermann without restrictions) and monthly payments of £[**] for each month of use after the [**] additional eCommerce Appliances entered into service (the “Additional POD Hardware Fees”), with such monthly fees payable in accordance with section 15.4 of the MSA. For each additional eCommerce Appliances, Demandware represents that the eCommerce Appliance will have at least the capacity and capabilities of the eCommerce Appliances originally provided under the MSA.

3.2 The initial term of the [**] additional eCommerce Appliances (and the monthly payments for such Appliances) shall begin when the [**] additional eCommerce Appliances enter into service and will expire on June 30, 2013.

3.3 For the [**] already existing eCommerce Appliances the parties agree that the term set forth in the First Amendment, dated as of 26 March 2009, sec. I. 4., second clause, shall be amended as follows:

“ neckermann.de shall have the right to, upon no less than [**] days written notice delivered prior July 31, 2011, to extend the initial term until June 30, 2013 at the monthly rate of [**] €.”

3.4 For incomplete calendar months payments are calculated pro rata 1/30 for each day.

3.5	Capacity Planning

In order to facilitate future capacity planning with respect to the hardware infrastructure required to provide the Demandware Services and to avoid disruptions to the Services, the parties agree to

Third Amendment to MSA	Page 2 of 7

discuss on an ongoing quarterly basis the history and projections of neckermann’s business and operations.

4.	Additional Matters

4.1 The Initial Term of the MSA is hereby extended to June 30, 2013.

4.1 The parties agree how they will communicate in writing and orally in connection with performance under the MSA as follows:

4.1.1 Sales and Accounting:

(a) MSA shall remain in English.

(b) [**].

(b) Invoices remain in English.

4.1.2 Client Services:

(a) Contractual documents, specifications and documentation shall remain English due to the fact that Demandware US engineering and Client Services might be involved from case to case.

(b)	[**].

(c)	However, SOWs that do not require specifications can be in German regardless of the amount of man days or EUR.

4.1.3 Support:

(a) All support tickets with SEV 1 and 2 (urgent and critical) neckermann.de will submit trouble tickets with both a German and an English description of the problem (to the best of the ability of the person submitting such).

(b) Demandware will endeavor to have a German speaker processing these tickets where possible in order to facilitate communication. However, when this is not possible, Demandware will work off the English version and/or an electronic translation of the German text. neckermann.de understands and acknowledges that if Demandware receives a ticket exclusively in German, it may impact Demandware’s ability in respond to the issue in the most expedient way.

(c)	All other support tickets below SEV 2 can be submitted in German only

(d) Communication between German natives can be only in German as long as no English natives and non German speakers are involved in the cases and the cases are minor and do not require further escalation.

4.1.4 Training:

(a) Training on-site neckermann.de can be in German with documentation in English.

(b) [**].

4.1.5 Client Relations Manager:

(a) Communication can be in German. The parties keep this as flexible as possible.

Third Amendment to MSA	Page 3 of 7

(b) Official Documents will be in English or German depending on target group (if only addressed to internal neckermann.de it shall be in German).

(c) [**].

4.2 Demandware will provide to neckermann.de enablement services consisting of a package of training and support personnel, the scope of which will be agreed to in a separate Statement of Work (the “Enablement Package”). In connection with the Enablement Package, Demandware has agreed to provide neckermann.de with an aggregate discount on the cost of such services equal to [**] Euro (the “Enablement Discount”). To the extent that the actual, agreed to Enablement Package results in a total discount less the Enablement Discount (the “Balance Discount”), the Balance Discount may be utilized neckermann.de, during the [**] month period following the Amendment Effective Date, and will be reduced as follows:

i. To the extent that neckermann.de procures additional enablement services, any discounts provided by Demandware with respect to such additional enablement services shall be applied to reduce the Balance Discount; and

ii. For agreed to engagements for Demandware Client Services (Design Authority, Lead Architect or Developer services), the fees for such Client Services will be discounted as per the table below, until such time as the Balance Discount is reduced to [**] Euros.

Service	Standard Day Rate		Discounted Day Rate		Amount per Day Applied to Balance Discount
Design Authority	[	**]	[	**]	[	**]
Lead Architect	[	**]	[	**]	[	**]
Developer	[	**]	[	**]	[	**]

4.3 Within [**] days of the Amendment Effective Dale, Demandware and neckermann.de will issue a joint press release which is attached hereto as Annex I.

5.	No Further Amendment. Except as amended hereby, the MSA shall remain in full force and effect in accordance with its terms.

Third Amendment to MSA	Page 4 of 7

THIRD AMENDMENT TO MASTER SUBSCRIPTION AGREEMENT

- EXECUTION PAGE -

On behalf of the Demandware:	On behalf of neckermann.de:

Woburn, MA, USA, June 3, 1010 Place, Date	Frankfurt, IM 27 May 2010 Place, Date

Dean J. Bredu, General Counsel Name, Function	Dr. Steurer, MD, Hr. Cronenberg, M.D. Name, Function

/s/ Dean J. Bredu	/s/ Dr. Steurer, M.D., /s/ Hr. Cronenberg, MD
Signature	Signature

Third Amendment to MSA	Page 5 of 7

ANNEX I

European Internet Mail Order House Neckermann Commissions

Demandware for eCommerce

Leading European Multi-Channel Retailer Signs 3 Year Contract with Demandware for the

Expansion of Its German eCommerce Platform

Woburn, Mass. – May XX, 2010 – Demandware, Inc., the global leader in on-demand e-commerce, today announced that neckermann.de GmbH, one of the leading multi-channel retailers in Europe with revenue exceeding € 1 billion, has commissioned Demandware to expand its German e-commerce platform. In 2009 neckermann.de successfully re-launched its German Online Shop, www.neckermann.de, based on the Demandware® e-Commerce Platform.

Headquartered in Frankfurt, Germany, neckermann.de focuses on the mail order business on the internet. In Germany, about 60% of its sales were generated online in 2009; so far in 2010, its online sales have already climbed to about two-thirds of overall sales.

neckermann.de sells more than 300,000 fashion, furniture and technology products in Germany through specialty catalogues, telephone, and its Online Shop. The homepage is one of the most frequently visited websites in Germany, where neckermann.de has over 31 million customer addresses. Every day, some 50,000 shipments leave the Frankfurt dispatching centre. In 2008 the company generated a total sales revenue of about €1.3 billion with its activities in Germany and in nine other European countries.

“neckermann.de has extremely high expectations of its e-commerce platform. High site availability, exceptional performance and scalability of the website are critical for our business, as is the ability to effectively merchandise our vast product line. The cooperation with Demandware has been excellent. The platform adapted very well to our business, and the on-demand model provides us with economic and operational benefits. We are pleased to continue our relationship with Demandware to expand our German e-commerce platform,” said Thomas Schaeben, Head of E-Commerce at neckermann.de.

Demandware provides neckermann.de with the following key capabilities to support its global, multi-site e-commerce operations:

A central platform for building and maintaining multiple e-commerce sites

Full in-house control over merchandising promotions, catalogue, pricing and all other aspects of the online shopping experience

Support for multiple languages, currencies and payment types

Seamless, automatic upgrades to continually leverage new merchandising functionality for site innovation

High site availability and scalability

Third Amendment to MSA	Page 6 of 7

“neckermann.de is one of the most recognized brands in Germany and well known in Europe. We are delighted to be able to contribute to expanding its German e-commerce business and look forward to a long-term partnership. Our collaboration with neckermann.de is further proof that Demandware can successfully serve online retailers of all sizes, from start-ups to huge mail order houses. With Demandware’s track record of delivering continuous innovation and now demonstrated scalability, retailers of all sizes can have confidence that Demandware is the one platform they will never outgrow,” said Tom Ebling, CEO of Demandware.

About neckermann.de GmbH

neckermann.de GmbH is one of the leading mail order companies in Europe. It offers customers multi-channel ordering options: one can select from a range of over 300,000 different products from the Fashion, Furniture and Technology segments and order via Internet, catalogue, or telephone. The company now generates about two-thirds of its total sales volume over its Online Shop. Regularly distinguished for its innovative capabilities, neckermann.de was named Best Online Shop and singled out for the Concept Award for dialogue-oriented shopping. In 2007 and 2008 the company received the intermediaglobe Silver Award and is the certified Online Shop of the National Association of German Mail Order Companies. The independent research company CRF named the Neckermann Group one of the Top Employers in Germany in 2007 and then again in 2009.

About Demandware, Inc.

The trusted, global leader in on-demand e-commerce, Demandware revolutionizes how businesses deliver customized shopping experiences to consumers in the digital world. Only Demandware combines the on-demand e-commerce platform rated #1 by industry analysts, an open ecosystem of partners that extends the value of the platform, and measurable commitment by its employees to enabling client revenue growth. Demandware continually sets industry standards for market innovation and client satisfaction. Demandware clients include industry leaders such as Bare Essentuals, Barneys New York, Burton Snowboards, Columbia Sportswear. Crocs, Frederick’s of Hollywood, Hanover Direct, Jones Apparel Group, Lifetime Brands, Playmobil and Reitmans. For more information about Demandware, visit www.demandware.com, call 888-553-9216 or email info@demandware.com/.

Contact:

Lisa Mokaba

InkHouse for Demandware

Phone: 001-781-791-4570

Email: demandware@inkhouse.net

Third Amendment to MSA	Page 7 of 7

FOURTH AMENDMENT TO MASTER SUBSCRIPTION AGREEMENT

This Fourth Amendment to Master Subscription Agreement (the “Fourth Amendment”) is entered into and effective as of March 2, 2011 by and between (i) Demandware, Inc., a Delaware corporation, having its principal place of business at 10 Presidential Way, Woburn, MA 01801 (“Demandware”) and (ii) neckermann.de GmbH, having its principal place of business at Hanauer Landstrasse 360, D-60386 Frankfurt am Main, Germany (“Customer” or “neckermann.de”).

Demandware and neckermann.de entered into the Master SubscriptionAgreement, dated June 2, 2008 (as amended to date, the “MSA”). The parties now desire to amend the MSA as set forth herein. Capitalized terms used and not otherwise defined in this Fourth Amendment shall have the meaning set forth in the MSA.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Addition of Section 4 to Exhibit H. Exhibit H to the MSA is amended by inserting the following Section 4 immediately following Section 3 thereof:

“4. Happy Size Company Versandhandels GmbH (“Happy Size”)

Subject to the terms and conditions of the Agreement, Demandware hereby grants [**] and [**] and [**] the [**] the [**]. The parties hereby [**]. Accordingly, [**], provided that [**] from[**] acknowledges and agrees that the [**] will be [**].

The parties anticipate that the implementation of the platform on the Happy Size Web Sites will be carried out by third service providers at neckermann.de’s costs.

2.	No Further Amendment. Except as amended hereby, the MSA shall remain in full force and effect in accordance with its terms.

On behalf of the Demandware:	On behalf of neckermann.de:

Burlington, MA 3/2/11	Frankfurt, IM 2 March 2011
Place, Date	Place, Date

	Schaeben	Dietrich
Scott J. Dussault	Proxy Holder	Proxy Holder
Name, Function	Name, Function

/s/ Scott J. Dussault	/s/ Schaeben	/s/ Dietrich
Signature	Signature

Demandware Inc. for the attention of Mr. Brian Preti Finance 10 Presidential Way Woburn, MA 01801 USA	Vorab per Fax 01 781 756 3747	neckermann.de GmbH Hanauer Landstraße 380 60386 Frankfurt Telefon 069 404-01 Telefax 069 404-4235

Extension of POD Hardware

Frankfurt, 16 Mai 2011	Frankfurt, 16 May 2011

Sehr geehrter Herr Preti,

sehr geehrte Damen und Herren,

gemäß Ziff. I.4 des First Amendment und Ziff. 3.3 des Third Amendment zum Master Subscription Agreement vom 02./06. Juni 2008 zwischen den Parteien steht neckermann.de das Recht zu, die Laufzeit der POD Hardware Subscription (“Initial Term”) [**] € [**]. neckermann.de macht hiermit von der vorgenannten Verlängerungsoption Gebrauch.

Der Mr. Perti,

Dear Sir or Madam,

According to sec. I.4. of the First Amendment and sec. 3.3 of the Third Amendment of the Master Subscription Agreement dated 2/6 June 2008 between neckermann.de and Demandware neckermann.de has the right to extend the Initial Term of the POD Hardware Subscription until [**] €. We hereby give notice that we exercise the before mentioned extension right.

Bitte bestätigen Sie uns den Zugang dieses Schreibens.	Please confirm the receipt of this notice.

Mit freundlichen Grüßen neckermann.de	Your sincerely neckermann.de

/s/ Dr. Helmut Steuner        /s/ Hans-Joerg Blaeder    17.05.2011

CFO-Dr. Helmut Steuner    Unterschrift/Signature    Hans-Jeorg Blaeser - CIO

[2 Geschäftsführer oder 1 Geschäftsführer und 1 Prokurist oder 2 Prokuristen]